UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3 to
FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hold Me Ltd.
(Exact name of Registrant as specified in its charter)

Israel	7372	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

30 Golomb Street Ness Zioyna, Israel 7401337 972-50-222-2755
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mark E. Crone, Esq. The Crone Law Group P.C. 500 Fifth Ave, Suite 938 New York, NY 10110 Phone: (646) 861-7891
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED		PROPOSED MAXIMUM OFFERING PRICE PER SHARE(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Ordinary Shares, par value 0.01 NIS per share	2,000,000	(2)	$0.95	$1,900,000	$207.29
Total Registration Fee	2,000,000				$207.29	*

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)
Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of share splits, share dividends or similar transactions.

*Previously paid

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June __, 2021

PROSPECTUS
HOLD ME LTD.

Up to 2,000,000 Ordinary Shares at $0.95 per Share

This is the initial public offering of Hold Me Ltd. We are selling up to a maximum of 2,000,000 of our ordinary shares at the fixed price of $0.95 per share. The shares are being offered on a “best efforts basis.” The shares will be offered and sold by the sole officer and director of Hold Me Ltd., on its behalf, and no underwriters or broker-dealers will be involved in such offering. The offering will commence as soon as practicable after the effective date of the registration statement relating to this prospectus. It will terminate 180 days after such effective date, but such termination date may be extended for up to an additional 90 days in our discretion. Hold Me Ltd. reserves the right to terminate the offering at an earlier date, in its sole discretion, even if no or only some of the shares are sold.

There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account. Funds received by Hold Me Ltd. for the payment of shares subscribed for in the offering will be deposited into a bank account maintained by us and under our control and be immediately available for our use. Such funds will not be placed into escrow, trust or any other similar arrangement. All funds received by Hold Me Ltd. will be retained by it for its use and will not be refunded.

We are both an "emerging growth company" and a “foreign private issuer” under applicable U.S. Securities and Exchange Commission rules and are subject to reduced public company disclosure requirements. See “Summary-Implications of Being an ‘Emerging Growth Company’ and a ‘Foreign Private Issuer’” on page 5 of this prospectus.

There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. We intend to seek quotation of the ordinary shares on The OTC Markets Group, Inc. OTCQB Venture Markets or the OTCQB after effectiveness of the registration statement for this prospectus. Quotation of our common stock on the OTC Markets will require a market maker filing an application to quote our common stock and approval of that application. We do not have a market maker willing to file the necessary application for quoting our common stock on the OTCQB as of the date of this prospectus. There is a risk that no public market will develop for our common stock.

Investing in our Company involves many risks. You should carefully read the “Risk Factors” beginning on page 8 of this prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED JUNE                    , 2021

Table of Contents

You should rely only on the information contained in this prospectus and any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate as of the date of this prospectus, regardless of the time of any sale of securities.

For investors outside the United States: We have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

About this prospectus

Except where the context otherwise requires or where otherwise indicated, references to “Hold Me Ltd.” the “Company,” “we,” “our” and “us” refer to Hold Me Ltd., a corporation established in the State of Israel.

Basis of presentation

Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). We present our consolidated financial statements in U.S. dollars.

Our fiscal year ends on December 31 of each year. References to fiscal 2020 are references to the fiscal year ended December 31, 2020 and references to fiscal 2019 are references to the fiscal year ended December 31, 2019. Some amounts in this prospectus may not total due to rounding. All percentages have been calculated using unrounded amounts.

Throughout this prospectus, we provide a number of key performance indicators used by our management and often used by competitors in our industry. These and other key performance indicators are discussed in more detail in the section entitled "Management's discussion and analysis of financial condition and results of operations—Key financial and operating metrics." We define certain terms used in this prospectus as follows:

•	“API” means Application Programming Interface, a computing interface that defines interactions between multiple software intermediaries.

•	“APP” means an Application, especially as downloaded by a user to a mobile device.

•	"Companies Law" means the Israeli Companies Law, 5759-1999.

•	“CAGR” means compound annual growth rate.

•	“NIS” means New Israeli Shekel, the currency of the State of Israel.

•	“VAT” means Value Added Tax.

Unless the context provides otherwise, “we,” “us,” “our company,” “our,” the “Company” and “Hold Me” is to Hold Me Ltd., an Israel company.

This disclosure contains translations of certain NIS amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. The relevant exchange rates are listed below:

	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Period Ended NIS: USD exchange rate	3.215	3.456
Period Average NIS: USD exchange rate	3.215	3.456

Numerical figures included in this disclosure have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

Market and industry data

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, information from independent industry analysts and publications, as well as our own estimates and research.

Our estimates are derived from publicly available information released by third-party sources, as well as data from our internal research, which we believe to be reasonable. None of the independent industry publications used in this prospectus were prepared on our behalf.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Shares discussed under “Risk Factors,” before deciding whether to invest in our Shares.

Our Business

Hold Me Ltd. is a software company with a platform that enables its customers to enhance their brand and loyalty with digital payments and reward programs. Our prospect customers, including but not limited to restaurant chains, media companies and financial organizations, can connect their unique brands with their customers through innovative yet completely intuitive digital payment mobile applications.

Our Market Opportunity

The mobile payments market was valued at $897.68 billion in 2018 and is expected to reach a value of $3695.46 billion by 2024, at a CAGR of 26.93% over the forecast period of 2019 – 2024. The Company's products provide relevant yet partial functionality to the market of mobile payments. We hope that our products and services can penetrate some portion of the growing mobile payments market. Stores and services across the world are rapidly adopting and integrating mobile payment applications to accept mobile payments. Owing to changing lifestyle, daily commerce, and rapid growth in online retailing, this trend is expected to continue for many years.

With the rapidly increasing global economy, mobile phones (especially smartphones) have become an essential commodity for every individual. Similarly, the internet has also become part and parcel of life for many people. This has increased the penetration of smartphones and internet users all over the world driving the growth of the mobile payment market.

Companies are rigorously investing in mobile payment technology due to significant growth in the industry. Many governments are also encouraging banks to build infrastructure to enable safe and secure mobile payments in rural areas, which is a massive opportunity for vendors.

The financial services ecosystem is shifting rapidly towards consumer convenience, digitization, and granular product offerings. Brands and financial service providers are looking to merge payments with marketing and brand awareness. Many are looking to offer branded wallets (mobile applications) coupled with their products and loyalty programs.

More and more consumers look to settle payments with speed, security, and most importantly, through their mobile device. In addition, during the COVID-19 pandemic, we see more and more merchants and consumers shifting into the cashless society where payments are settled through digital tools – mainly using smartphones.

Going Concern

We currently only have one customer and have not yet established an ongoing source of revenues sufficient to cover our operating costs and allow us to continue as a going concern.  For the fiscal year ended December 31, 2020, we had a net loss of NIS320,833, and a cumulative deficit balance of NIS1,464,738. The ability of the Company to continue as a going concern is dependent on obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to cease operations.

Recent developments – Significant Decline in Revenue

In the first quarter of 2021, the Company had revenues of NIS25,000 of licensing fees generated from the Galileo agreement. In comparison, 25% of the revenues for the year of 2020 were NIS205,840. That reflects a significant reduction of approximately 88%.

Impact of the Covid-19 Pandemic

The COVID-19 pandemic and resulting global disruptions have affected our businesses, as well as those of our customers and suppliers. There are material uncertainties related to events or conditions due to the COVID-19 pandemic that may cast significant doubt upon our ability to achieve our commercial goals. Although lots of merchants and consumers witnessed shifts from traditional payments to the cashless society where payments are settled through digital payments using smartphones which brings us market opportunities, the consequences of COVID-19 might combine with other events or conditions to create material uncertainty.

The currently known impacts of COVID-19 on the Company are:

•	A decline in the ability to generate new sales;
•	A significant delay in our expected investments in R&D and rollout of our products; and
•	Negative impact on ability to collect from our customer.

Corporate Information

Our principal executive offices are located at 30 Golomb Street, Nes Ziona, Israel, 7401337. Our telephone number at this address is ++972.50.2222755 and our email is info@holdme.co.il.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our corporate website is www.holdme.co.il. The information contained on our websites is not a part of this prospectus. Our agent for service of process in the United States is located at 500 Fifth Avenue, Suite 938, New York, N.Y. 10110, United States.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties that you should be aware of before making a decision to invest in our ordinary shares. These risks are more fully described in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, among others, the following:

•
We are a startup company with limited resources and no significant revenue. Research shows that a significant high percentage of companies in similar situation fail to achieve their business goals and end-up failing and losing the investments raised by them.

•	Our financial situation creates doubt whether we will continue as a going concern.
•
We are solely dependent on one customer. If we fail to acquire new customers or retain existing customer in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected.

•	Our business depends on the overall demand for information technology and loyalty and payment software spend and on the economic health of our current and prospective customers.
•
Since we are solely dependent on Amazon Cloud, our business, financial condition and results of operations may be materially and adversely affected if this agreement is terminated or if there are service issues with the cloud that affects our application and operations.

•
Any security breaches, unauthorized access, unauthorized usage, virus or similar breach or disruption could result in loss of confidential information, damage to our reputation, early termination of our contracts, litigation, regulatory investigations, indemnity obligations or other liabilities.

•
Many of our competitors and potential competitors are larger and have greater brand name recognition, longer operating histories, larger marketing budgets and significantly greater resources than we do.

•	We do not have any patents or trademark or other form of registered IP.
•
Mr. Menachem Shalom, our sole director and officer, beneficially owns 100% of our outstanding shares and his interests may differ from the interests of other shareholders, which could cause a material decline in the value of our shares.

•	Conditions in Israel could materially and adversely affect our business.
•	It may be difficult to enforce a U.S. judgment against us, our officer and director or to assert U.S. securities laws claims in Israel or serve process on our officer and director.
•	An active trading market for our ordinary shares may not develop and the trading price for our shares may fluctuate significantly.
•	The company is an Israeli company and as such it is subject to Israeli tax, accounting, corporate and securities regulations and practices.
•
Our registration with the SEC may make the Company subject to US tax, accounting, securities and other requirements and regulation. Such dual-regime is likely to increase the overall operational effort by the company and may increase substantially the costs associated with compliance and regulation.

•	Your rights and responsibilities as our shareholder are governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

Implications of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As long as we remain an emerging growth company, we may rely on exemptions from some of the reporting requirements applicable to public companies that are not emerging growth companies. These exemptions include: (1) being permitted to provide only two years of selected financial data (rather than five years) and only two years of audited financial statements (rather than three years), in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; (2) not being required to comply with the auditor attestation requirements of the Sarbanes-Oxley Act of 2002 in the assessment of our internal control over financial reporting; and (3) not being required to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have taken, and may continue to take, advantage of some of these exemptions until we are no longer an emerging growth company. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We will remain an emerging growth company until the earliest of: (1) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (2) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering; (3) the date on which we have, during the previous three-year period, issued more than US$1.00 billion in non-convertible debt; or (4) the date on which we become a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if we have been a public company for at least 12 months and the market value of our ordinary shares held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. We will not be entitled to the above exemptions if we cease to be an emerging growth company.

Implications of Our Foreign Private Issuers Status

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, if we are successful at having our shares quoted on the OTCQB, we will publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the OTCQB. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

The Offering

Ordinary Shares Being Offered:	2,000,000 ordinary shares.
Offering Price:	$0.95 per share.
Ordinary Shares Issued and Outstanding:
After this Offering:	4,000,000 ordinary shares if the maximum 2,000,000 shares being offered by this prospectus are sold by us.

Market for our Ordinary Shares:
There is no market for our securities. Our ordinary shares are not traded on any exchange or quoted on the OTC Markets. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application for our shares to be eligible for quotation on the OTC Markets. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our ordinary shares may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of Proceeds:
If we are successful at selling all the shares being offered, we expect to receive net proceeds from this offering of approximately $1,840,000.

We intend to use the net proceeds from this offering for working capital, to fund growth and other general corporate purposes, pay existing liabilities including the repayment of approximately $184,000 to Mr. Shalom, our sole officer and director and shareholder. See “Use of Proceeds”.

Risk Factors:	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Listing:	We intend to apply to quote our ordinary shares on the OTCQB. There is no assurance that we will be successful at having our shares quoted.

Summary Consolidated Financial Data

The following summary consolidated financial data for the years ended December 30, 2020 and 2019 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

		Fiscal Year Ended December 31, 2020 (audited) Restated		Fiscal Year Ended December 31, 2019 (audited)
Balance Sheet Data
Cash	NIS	149,791	NIS	5,313
Total Assets	NIS	1,073,478	NIS	1,096,265
Total Liabilities	NIS	2,238,213	NIS	1,940,167
Total Stockholder’s Equity	NIS	(1,164,735)	NIS	(843,902)

		Fiscal Year Ended December 31, 2020 (audited) Restated	Fiscal Year Ended December 31, 2019 (audited)
Statement of Operations
Revenue	NIS	823,360	134,377
Loss for the Period	NIS	(320,833)	(949,756)

RISK FACTORS

You should consider carefully the risks described below making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertain. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Relating to our business and industry

Our financial situation creates doubt whether we will continue as a going concern.

There can be no assurances that we will ever be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital and no assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

Our consolidated financial statements for the year ended December 31, 2020, were prepared assuming that we would continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

The report of our independent registered public accounting firm on our audited consolidated financial statements as of December 31, 2020 and 2019 and for each of the two years then ended includes an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern based upon our recurring losses, cash used in operations and accumulated deficit,

We are solely dependent on one customer. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected.

As of the date of this prospectus, we only have one customer in Israel. For the year ended December 31, 2020, this customer accounted for a majority of our revenues, an aggregate of NIS800,000, or approximately 97.2% of our sales for said year.

Our ability to cost-effectively attract new customers and retain our sole existing customer is crucial to driving net revenues growth and achieving profitability. We have invested significantly in branding, sales and marketing to acquire and retain customers since our inception. For example, we attend domestic and international expos and exhibitions in marketing our products and attracting new customers. We also expect to continue to invest significantly to acquire new customers and retain our sole customer. There can be no assurance that new customers will stay with us, or the net revenues from new customers we acquire will ultimately exceed the cost of acquiring those customers. In addition, if our existing customer no longer finds our products appealing, or if our competitors offer more attractive products, prices, discounts or better customer services, our customers may lose interest in us, decrease their orders or even stop ordering from us. If we are unable to retain our existing customer or acquire new customers in a cost-effective manner, our revenues may decrease, and our results of operations will be adversely affected.

Our sole customer was not able to provide us with all the cash payments in a timely manner in the amounts and dates agreed for the license granted to the customer in 2020. However, if our customer is once again not able to pay us in a timely manner, this will have a material negative impact on our financial condition. We will not be able to market our services and therefore our revenues will decrease. We would like to spend NIS500,000 this year on marketing and sales, but will only be able to do so if we are successful at raising funds in this offering.

If the market for digital payments does not continue to grow, our business will be adversely affected.

The market for digital payments may not continue to grow. Continued growth of this market will depend, in large part, upon:

•	the continued expansion of Internet usage and the number of organizations adopting or expanding intranets;
•	the continued adoption of “cloud” infrastructure by organizations;
•	the ability of the infrastructures implemented by organizations to support an increasing number of users and services;
•	the continued development of new and improved services for implementation across the Internet and between the Internet and intranets;
•	the adoption of data security measures as it pertains to data encryption and data loss prevention technologies;
•	continued access to mobile API’s, APPs and application stores with Apple, Google and Microsoft, etc.;
•	government regulation of the Internet and governmental and non-governmental requirements and standards with respect to data security and privacy; and
•	general economic conditions in the markets in which we, our customers and our suppliers operate.

In 2020, global and regional economies around the world and financial markets remained volatile as a result of a multitude of factors, including COVID-19 pandemic, economic and political uncertainty, terrorism, governmental instability and other factors. During this period, many organizations limited their expenditures and a significant portion of such organizations have remained reluctant to increase expenditures. If challenging conditions continue or worsen, it may cause our customers to reduce or postpone their technology spending significantly, which could result in reductions in sales of our products, longer sales cycles, slower adoption of new technologies and increased price competition.

Further, if the necessary infrastructure or complementary products and services are not developed in a timely manner and, consequently, the enterprise security, data security, Internet or intranet markets fail to grow or grow more slowly than we currently anticipate, our business, results of operations and financial condition may be materially adversely affected.

We may not be able to successfully compete, which could adversely affect our business and results of operations.

The digital payment market is profoundly shifting in the Covid-19 pandemic context. The crisis has affected the way people think about payments and financial services, with the use of cash declining and the rise of contactless encouraged by many countries. All the actors are being impacted by this move towards a cashless society, including retailers, merchants, consumers, governments, financial institutions, and service providers.

The market for digital payment is intensely competitive and we expect that competition will continue to increase in the future. Our competitors include big tech companies, such as Google, Apple and PayPal who are eagerly looking to grab an increasing share in the digital payment market. We also compete with several other companies, including wallet factory and dejamobile, with respect to digital wallets that we offer. In addition, there are hundreds of small and large companies that offer digital payment products that we may compete with from time to time.

Some of our current and potential competitors have various advantages over us, including longer operating histories; access to larger customer bases; significantly greater financial, technical and marketing resources; a broader portfolio of products, applications and services; and larger patent and intellectual property portfolios. As a result, they may be able to adapt better than we can to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products. Furthermore, some of our competitors with more diversified product portfolios and larger customer bases may be better able to withstand a reduction in spending on digital payment solutions, as well as a general slowdown or recession in economic conditions in the markets in which they operate. In addition, some of our competitors have greater financial resources than we do, and they have offered, and in the future may offer, their products at lower prices than we do, or may bundle digital payment products with their other offerings, which may cause us to lose sales or to reduce our prices in response to competition.

In addition, consolidation in the markets in which we compete may affect our competitive position. This is particularly true in circumstances where customers are seeking to obtain a broader set of products and services than we are able to provide.

The markets in which we compete also include many niche competitors, generally smaller companies at a relatively early stage of operations, which are focused on specific digital payment needs. These companies’ specialized focus may enable them to adapt better than we can to new or emerging technologies and changes in customer requirements in their specific areas of focus. In addition, some of these companies can invest relatively large resources on very specific technologies or customer segments. The effect of these companies’ activities in the market may result in price reductions, reduced gross margins and loss of market share, any of which will materially adversely affect our business, results of operations and financial condition.

We may not be able to continue competing successfully against our current and future competitors, and increased competition within the market may result in price reductions, reduced gross margins and operating margins, reduced net income, and loss of market share, any or all of which may materially adversely affect our business, results of operations and financial condition.

We may not be able to maintain and improve the network effects of our digital economy, which could negatively affect our business and prospects.

Our ability to maintain a healthy and vibrant digital economy that creates strong network effects among financial institutions, consumers, merchants, brands, retailers and other participants is critical to our success. The extent to which we are able to maintain and strengthen these network effects depends on our ability to:

●	offer secure and open platforms for all participants and balance the interests of these participants;

●	provide a wide range of high-quality product, service and content offerings to consumers;

●	attract and retain consumers, merchants, brands and retailers of all sizes;

●	provide effective technologies, infrastructure and services that meet the evolving needs of financial institutions, consumers, merchants, brands, retailers and other businesses;

●	secure and trusted digital payment services;

●	address user concerns with respect to data security and privacy measures;

●	attract and retain third-party service providers that are able to provide quality services on commercially reasonable terms to our customers;

●	maintain the quality of our customer service; and

●	continue adapting to the changing demands of the digital payment market.

In addition, changes to current operations we may make to enhance and improve our digital economy or to comply with regulatory requirements may be viewed positively from one participant group’s perspective, such as our customers, but may have negative effects from another group’s perspective, such as the clients of our customers. If we fail to balance the interests of all participants in our digital economy, our customers may spend less time, mind-share and resources on our Platform and may conduct fewer transactions or use alternative platforms, any of which could result in a material decrease in our revenue and net income.

Raising additional capital and the conversion of our outstanding preferred shares owned by our majority controlling shareholder would cause significant dilution to our existing shareholders and may affect the rights of existing shareholders.

We will have to seek additional capital through a combination of private and public equity offerings, debt financing and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the issuance of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a holder of our shares.

In addition, Mr. Shalom, our sole officer and director and majority shareholder, owns 10,000,000 preferred shares, with each share being convertible at any time by Mr. Shalom to 100 ordinary shares. Accordingly, if Mr. Shalom would convert some or all his preferred shares, your ownership interest in the Company will be further diluted.

We may not be able to introduce products acceptable to customers and we may not be able to improve the technology used in our current systems in response to changing technology and end-user needs.

The markets in which we operate are subject to rapid and substantial innovation, regulation and technological change, mainly driven by technological advances and end-user requirements and preferences, as well as the emergence of new standards and practices. Even if we are able to complete the development of our products, our ability to compete in the digital market will depend, in large part, on our future success in enhancing our existing products and developing new systems that will address the varied needs of prospective end-users, and respond to technological advances and industry standards and practices on a cost-effective and timely basis to otherwise gain market acceptance.

Even if we successfully introduce our existing products in development, it is likely that new systems and technologies that we develop will eventually supplant our existing systems or that our competitors will create systems that will replace our systems. As a result, any of our products may be rendered obsolete or uneconomical by our or others’ technological advances.

We may need to change our pricing models to compete successfully.

The intense competition we face in the sales of our products and services and general economic and business conditions can put pressure on us to change our prices. If our competitors offer deep discounts on certain products or services or develop products that the marketplace considers more valuable, we may need to lower prices or offer other favorable terms in order to compete successfully. Any such changes may reduce margins and could adversely affect results of operations.

If our products fail to protect against attacks and our customers experience security breaches, our reputation and business could be harmed.

Hackers and other malevolent actors are increasingly sophisticated, often affiliated with organized crime and operate large scale and complex attacks. In addition, their techniques change frequently and generally are not recognized until launched against a target. If we fail to identify and respond to new and increasingly complex methods of attack and to update our products to detect or prevent such threats in time to protect our customers’ high-value business data, our business and reputation will suffer.

In addition, an actual or perceived security breach or theft of the sensitive data of one of our customers, regardless of whether the breach is attributable to the failure of our products, could adversely affect the market’s perception of our products. Despite our best efforts, there is no guarantee that our products will be free of flaws or vulnerabilities, and even if we discover these weaknesses we may not be able to correct them promptly, if at all. Our customers may also misuse our products, which could result in a breach or theft of business data.

Defects in products could give rise to product returns or product liability, warranty or other claims that could result in material expenses, diversion of management time and attention, and damage to our reputation.

Even if we are successful in introducing our products to the market, our products may contain undetected defects or errors that, despite testing, are not discovered until after a product has been used. This could result in delayed market acceptance of those products, claims from distributors, end-users or others, increased end-user service and support costs and warranty claims, damage to our reputation and business, or significant costs to correct the defect or error. We may from time to time become subject to warranty or product liability claims that could lead to significant expenses as we need to compensate affected end-users for costs incurred related to product quality issues.

Any claim brought against us, regardless of its merit, could result in material expense, diversion of management time and attention, and damage to our reputation, which could cause us to fail to retain or attract customers. Currently, we do not maintain product liability insurance, which will be necessary prior to the commercialization of our products. It is likely that any product liability insurance that we will have in the future will be subject to significant deductibles and there is no guarantee that such insurance will be available or adequate to protect against all such claims, or we may elect to self-insure with respect to certain matters. Costs or payments made in connection with warranty and product liability claims and product recalls or other claims could materially affect our financial condition and results of operations.

We expect that we will need to raise substantial additional capital before we can expect to become profitable from sales of our products. This additional capital may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We expect that we will require substantial additional capital to commercialize our products. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future capital requirements will depend on many factors, including but not limited to:

●	the scope, rate of progress, results and cost of product development, and other related activities;

●	the cost of establishing commercial supplies of our products;

●	the cost and timing of establishing sales, marketing, and distribution capabilities; and

●	the terms and timing of any collaborative, licensing, and other arrangements that we may establish.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our products. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or products or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of our products or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Since we are solely dependent on Amazon Cloud, our business, financial condition and results of operations may be materially and adversely affected if this agreement is terminated or if there are service issues with the cloud that affects our application and operations.

As of the date of this prospectus, Amazon Cloud (also known as Amazon Web Services) is our sole cloud provider. Our entire technology was developed in Amazon’s cloud environment and is currently deployed on it. Our reliance on a single vendor for our business involves high risks. Our agreement with Amazon was not negotiated but the standard, boilerplate agreement which Amazon utilizes with all its customers. Amazon has the ability to terminate its services to us at any time. Accordingly, if Amazon terminates the agreement, our business may be severely interrupted, and our financial condition and results of operations may be materially and adversely affected. In addition, all our software and code are held in Amazon cloud and could be subject to attacks, deletion or other bad affects.

If our relationships with other suppliers for our products and services were to terminate or our software development arrangements were to be disrupted, our business could be interrupted.

Our products depend on certain third-party technology and we purchase component parts that are used in our products from third-party suppliers, some of whom may compete with us. For example, we develop our products via a software company situated in India.  Our reliance on a single or limited number of vendors involves several risks, including:

●	potential shortages of some key personnel or talented developers;

●	Developers performance shortfalls, if traceable to particular persons , since the developers of our software cannot readily be replaced;

●	discontinuation of service and talent-pool on which we rely;

●	potential insolvency of these vendors; and

●	reduced control over delivery schedules, quality and costs.

If certain suppliers were to decide to discontinue their service with us, the unanticipated change in the availability of supplies, or unanticipated supply limitations, could cause delays in, or loss of, developments, integrations, sales, increased production or related costs and consequently reduced margins, and damage to our reputation. If we were unable to find a suitable supplier on time, we could be required to modify our existing development and production settings or the end-solution that we offer to our customers.

A significant interruption in the operations of our third-party suppliers could potentially disrupt our operations.

We have limited control over the operations of our third-party suppliers and other business partners and any significant interruption in their operations may have an adverse impact on our operations. For example, a significant interruption in the operations of the India software company, one of our suppliers, may cause interruption to our business. If we could not solve the impact of the interruptions of operations of our third-party suppliers, our business operations and financial results may be materially and adversely affected.

Mr. Menachem Shalom, our sole director and officer, beneficially owns 100% of our outstanding shares and his interests may differ from the interests of other shareholders, which could cause a material decline in the value of our shares.

Mr. Menachem Shalom, our sole director and officer, currently beneficially owns 100% of our outstanding ordinary shares. Assuming all the 2,000,000 shares offered in this offering are sold, Mr. Shalom will have 50% of the outstanding ordinary shares. In addition, he owns, and is expected to own after the completion of the registration, 100% of the issued preferred shares of the company. Accordingly, he has a significant influence on determining the outcome of any matters submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. Without his consent, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. His interest may differ from the interests of our other shareholders. The concentration in the ownership of our shares may cause a material decline in the value of our shares.

We cannot assure you that Mr. Menachem Shalom will act in the best interests of all of our shareholders given Mr. Shalom’s ability to control the Company. See “Certain Relationships and Related Transactions, and Director Independence”.

We are dependent upon our sole executive and we cannot assure his retention.

Our success depends, in part, upon the continued services of Mr. Shalom, whose knowledge of the market, our business and our Company represents a key strength of our business, which cannot be easily replicated. The success of our business strategy and our future growth also depend on our ability to attract, train, retain and motivate skilled managerial, sales, administration, development and operating personnel. Even though we have a management agreement with Mr. Shalom, there is no required time period in which he needs to be employed by us.

There can be no assurance that our existing personnel will be adequate or qualified to carry out our strategy, or that we will be able to hire or retain experienced, qualified employees to carry out our strategy. The loss of Mr. Shalom or the failure to attract and retain additional key personnel, could have a material adverse effect on our business, financial condition and results of operations.

If we fail to adopt new technologies to evolving customer needs or emerging industry standards, our business may be materially and adversely affected.

To remain competitive, we must continue to stay abreast of the constantly evolving industry trends and to enhance and improve our technology accordingly. Our success will depend, in part, on our ability to identify, develop, acquire or license leading technologies useful in our business. There can be no assurance that we will be able to use new technologies effectively or meet customer’s requirements. If we are unable to adapt in a cost-effective and timely manner in response to changing market conditions or customer preferences, whether for technical, legal, financial or other reasons, our business may be materially and adversely affected.

We may experience significant liability claims or complaints from customers, or adverse publicity involving our products and our services.

We face an inherent risk of liability claims or complaints from our customers. We take our customers’ complaints seriously and endeavor to reduce such complaints by implementing various remedial measures. Nevertheless, we cannot assure you that we can successfully prevent or address all customer complaints.

Any complaints or claims against us, even if meritless and unsuccessful, may divert management attention and other resources from our business and adversely affect our business and operations. Customers may lose confidence in us and our brand, which may adversely affect our business and results of operations. Furthermore, negative publicity including but not limited to negative online reviews on social media and crowd-sourced review platforms, industry findings or media reports related to safety and quality of our products, whether or not accurate, and whether or not concerning our products, can adversely affect our business, results of operations and reputation.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate intellectual property rights held by third parties. We have not but in the future may be, subject to legal proceedings and claims relating to the intellectual property rights of others. There could also be existing intellectual property of which we are not aware that our products may inadvertently infringe. We cannot assure you that holders of intellectual property purportedly relating to some aspect of our technology or business, if any such holders exist, would not seek to enforce such intellectual property against us in Israel, or any other jurisdictions. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these infringement claims, regardless of their merits. Successful infringement or licensing claims made against us may result in significant monetary liabilities and may materially disrupt our business and operations by restricting or prohibiting our use of the intellectual property in question, and our business, financial position and results of operations could be materially and adversely affected.

Further, the application and interpretation of Israel’s patent laws and the procedures and standards for granting patents in Israel are still evolving and are uncertain, and we cannot assure you that the courts or regulatory authorities in Israel would agree with our analysis.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

Although we regard our know-how, proprietary technologies, and similar intellectual property as critical to our success, we have no patents or trademarks protecting our intellectual property. We may become an attractive target to intellectual property attacks in the future with the increasing recognition of our brand. Any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. In addition, there can be no assurance that (i) all of our intellectual property rights will be adequately protected, or (ii) our intellectual property rights will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable.

Because we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.”

We are an “emerging growth company” as defined under the Jumpstart our Business Startups Act (“JOBS Act”). We will remain an “emerging growth company” for up to five years, or until the earliest of:

(i)	the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion,

(ii)
the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or

(iii)	the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

As an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

●
not being required to comply with the auditor attestation requirements of section 404(b) of the Sarbanes-Oxley Act (“Sarbanes Oxley”) (we also will not be subject to the auditor attestation requirements of section 404(b) as long as we are a “smaller reporting company”, which includes issuers that had a public float of less than $75 million as of the last business day of their most recently completed second fiscal quarter);

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act”) for complying with new or revised accounting standards. Under this provision, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

The nature of our business requires the application of complex revenue recognition rules. Significant changes in U.S. generally accepted accounting principles, or GAAP, including the adoption of the new revenue recognition rules, could materially affect our financial position and results of operations.

We prepare our financial statements in accordance with GAAP, which is subject to interpretation or changes by the Financial Accounting Standards Board, or FASB, the SEC, and other various bodies formed to promulgate and interpret appropriate accounting principles. New accounting pronouncements and changes in accounting principles have occurred in the past and are expected to occur in the future, which may have a significant effect on our financial results. For example, pursuant to the new revenue recognition rules, effective as of January 1, 2018, an entity recognizes sales and usage-based royalties as revenue only when the later of the following events occurs: (1) the subsequent sale or usage occurs or (2) the performance obligation to which some or all of the sales-based or usage-based royalty allocated has been satisfied (or partially satisfied). Recognizing royalty revenue on a lag time basis is not permitted. As a result, the royalties we generate from customers is based on royalty of units shipped during the quarter as estimated by our customers, not a quarter in arrears that we previously report. Adoption of this standard and any difficulties in implementation of changes in accounting principles, including uncertainty associated with royalty revenues for the quarter based on estimates provided by our customer, could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.

Risks relating to legal uncertainty and doing business in Israel

Conditions in Israel could materially and adversely affect our business.

Our executive offices are located in Israel. In addition, our sole officer and director is a resident of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, as well as terrorist acts committed within Israel, the Palestinian Authority areas and Lebanon by hostile elements.

Civil unrest and political turbulence has occurred in many other countries in the region, including those which share a common border with Israel, and is affecting the political stability of those countries. This instability and any intervention may lead to deterioration of the political and economic relationships that exist between the State of Israel and some of these countries and may have the potential for additional conflicts in the region. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, and Hezbollah in Lebanon. Iran is known to support the government of Syria in its battles against various rebel militia groups in Syria.

Any future armed conflict, political instability, continued violence in the region or restrictions could have a material adverse effect on our business, operating results and financial condition. While such hostilities did not in the past have a material adverse impact on our business, we cannot guarantee that hostilities will not be renewed and have such an effect in the future. The political and security situation in Israel may result in parties with whom we have contracts claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions.

Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations and could make it more difficult for us to raise capital or obtain components used in our products. Since many of our facilities are located in Israel, we could experience serious disruptions if acts associated with this conflict result in any serious damage to our facilities. Any future armed conflict or political instability in the region could negatively affect business conditions and harm our results of operations.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business.

Furthermore, several countries still restrict trade with Israeli companies and additional countries may impose such restrictions as a result of changes in the military and/or political conditions in Israel and/or the surrounding countries, which may limit our ability to make sales in, or purchase components from, those countries. In addition, such boycott, restrictive laws, policies, or practices may change over time in unpredictable ways, and could, individually or in the aggregate, have a material adverse effect on our business in the future. Should the BDS Movement, the movement for boycotting, divesting and sanctioning Israel and Israeli institutions (including universities) and products become increasingly influential in the United States, Europe and around the world, this may also adversely affect our business and financial condition.

In addition, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of members of our management. Such disruption could materially adversely affect our business, prospects, financial condition and results of operations.

The legislative power of the State of Israel resides in the Knesset, a unicameral parliament that consists of 120 members elected by nationwide voting under a system of proportional representation. Israel's most recent general elections were held on April 9, 2019, September 17, 2019 and March 2, 2020, following which a process of composing and approving a new government has commenced. This uncertainty surrounding future elections and/or the results of such elections in Israel may continue and the political situation in Israel may further deteriorate. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and prospects.

It may be difficult to enforce a U.S. judgment against us, our officer and director or to assert U.S. securities laws claims in Israel or serve process on our officer and director.

Since our sole director and officer is not a resident of the United States and all of our assets are located outside the United States, service of process upon us or our non-U.S. resident director and officers may be difficult to obtain within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or our non-U.S. officer and director because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Additionally, Israeli courts might not enforce judgments obtained in the United States against us or our non-U.S. director and executive officer, which may make it difficult to collect on judgments rendered against us or our non-U.S. officer and director.

Moreover, an Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, if it was obtained by fraud or in the absence of due process, if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel at the time the foreign action was brought. For more information, see "Enforceability of civil liabilities."

Your rights and responsibilities as our shareholder are governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our articles of association and the Israeli Companies Law, 5759-1999 (the "Companies Law"). These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, pursuant to the Companies Law each shareholder of an Israeli company has to act in good faith and in a customary manner in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his or her power in the company, including, among other things, in voting at the general meeting of shareholders on amendments to a company's articles of association, increases in a company's authorized share capital, mergers and certain transactions requiring shareholders' approval under the Companies Law. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the company or has other powers toward the company has a duty of fairness toward the company. However, Israeli law does not define the substance of this duty of fairness. There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Provisions of Israeli law and our articles of association may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.

Provisions of Israeli law and our articles of association could have the effect of delaying or preventing a change in control and may make it more difficult for a third-party to acquire us or our shareholders to elect different individuals to our board of directors, even if doing so would be considered to be beneficial by some of our shareholders, and may limit the price that investors may be willing to pay in the future for our ordinary shares. Among other things:

•	Israeli corporate law regulates mergers and requires that a tender offer be effected when more than a specified percentage of shares in a company are purchased;

•	Israeli corporate law does not provide for shareholder action by written consent, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;

•	our articles of association divide our directors into three classes, each of which is elected once every three years;

•
our articles of association generally require a vote of the holders of a majority of our outstanding ordinary shares entitled to vote present and voting on the matter at a general meeting of shareholders (referred to as simple majority), and the amendment of a limited number of provisions, such as the provision dividing our directors into three classes, requires a vote of the holders of at least 65% of the total voting power of our shareholders;

•
our articles of association do not permit a director to be removed except by a vote of the holders of at least 65% of the total voting power of our shareholders and any amendment to such provision requires the approval of at least 65% of the total voting power of our shareholders; and

•	our articles of association provide that director vacancies may be filled by our board of directors.

Further, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax.

We may be exposed to liabilities under the U.S. Foreign Corrupt Practices Act and other U.S. and foreign anti-corruption anti-money laundering, export control, sanctions and other trade laws and regulations, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department's Office of Foreign Assets Control. We are also subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the United Kingdom Bribery Act 2010, the Proceeds of Crime Act 2002, Chapter 9 (sub-chapter 5) of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law—2000 and possibly other anti-bribery and anti-money laundering laws in countries outside of the United States in which we conduct our activities. Compliance with these laws has been the subject of increasing focus and activity by regulatory authorities, both in the United States and elsewhere, in recent years. Anti-corruption laws are interpreted broadly and prohibit companies and their employees and third-party intermediaries from authorizing, promising, offering, providing, soliciting or accepting, directly or indirectly, improper payments or benefits to or from any person whether in the public or private sector.

Noncompliance with anti-corruption, anti-money laundering, export control, sanctions and other trade laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. Responding to any action will likely result in a materially significant diversion of management's attention and resources and significant defense and compliance costs and other professional fees. In addition, regulatory authorities may seek to hold us liable for successor liability for violations committed by companies in which we invest or that we acquire. As a general matter, enforcement actions and sanctions could harm our business, results of operations and financial condition.

Risks relating to our ordinary shares and the offering

An active trading market for our ordinary shares may not develop and the trading price for our shares may fluctuate significantly.

Although we intend to apply to have our shares of ordinary stock quoted on the OTCQB, there has been no public market for our ordinary shares, and we cannot assure you that a liquid public market for our shares will develop. If an active public market for our shares does not develop, the market price and liquidity of our shares may be materially and adversely affected. The offering price for our shares was determined arbitrarily by us, and we can provide no assurance that the trading price of our shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their shares.

The trading price of our shares is likely to be volatile, which could result in substantial losses to investors.

If we are successful at developing a market for our shares, the trading price of our shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in Israel that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings and cash flow;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new offerings, solutions and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our services or our industry;

●	additions or departures of key personnel;

●	sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our sole officer and director has substantial influence over our company and his interests may not be aligned with the interests of our shareholders.

Menachem Shalom, our sole officer and director, currently owns all the total voting power of our outstanding ordinary shares. If we are successful at selling all the shares offered in this prospectus, Mr. Shalom will own 50% of our issued and outstanding ordinary shares and 100% of our issued and outstanding preferred shares. As a result, he will maintain substantial influence over our business, including significant corporate actions such as mergers, consolidations, sales of all or substantially all of our assets, election of directors and other significant corporate actions.

Mr. Shalom may take actions that are not in the best interest of our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the shares. These actions may be taken even if they are opposed by our other shareholders. In addition, the significant concentration of share ownership may adversely affect the trading price of the shares due to investors’ perception that conflicts of interest may exist or arise. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our shares, the market price for our shares and trading volume could decline.

The trading market for our shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our shares, the market price for our shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our shares to decline.

The sale or availability for sale of substantial amounts of our shares could adversely affect their market price.

Sales of substantial amounts of our shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our shares and could materially impair our ability to raise capital through equity offerings in the future. The Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act. There will be 12,000,000 ordinary shares outstanding immediately after this offering, assuming all 2,000,000 offered in this prospectus are sold. We cannot predict what effect, if any, market sales of securities held by our significant shareholder or any other shareholder or the availability of these securities for future sale will have on the market price of our Shares.

Negative publicity may harm our brand and reputation and have a material adverse effect on our business.

Negative publicity about us, including our services, management, business model and practices, compliance with applicable rules, regulations and policies, or our network partners may materially and adversely harm our brand and reputation and have a material adverse effect on our business. We cannot assure you that we will be able to defuse any such negative publicity within a reasonable period of time, or at all. Additionally, allegations, directly or indirectly against us, may be posted on the internet by anyone on a named or anonymous basis, and can be quickly and widely disseminated. Information posted may be inaccurate, misleading and adverse to us, and it may harm our reputation, business or prospects. The harm may be immediate without affording us an opportunity for redress or correction. Our reputation may be negatively affected as a result of the public dissemination of negative and potentially inaccurate or misleading information about our business and operations, which in turn may materially adversely affect our relationships with our customers, employees or business partners, and adversely affect the price of our shares.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment will likely depend entirely upon any future price appreciation of our shares. There is no guarantee that our shares will appreciate in value after this offering or even maintain the price at which you purchased the shares. You may not realize a return on your investment in our shares and you may even lose your entire investment in our shares.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq Stock Exchange. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

As a public company, we expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and FINRA and OTC Markets, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer's most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2021. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal controls over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our consolidated financial statements for the years ended December 31, 2020 and 2019, we identified several material weaknesses in our internal control over financial reporting and other control deficiencies as of December 31, 2020. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified to date relate to (i) a lack of accounting staff and resources with appropriate knowledge of generally accepted accounting principles in the United States (“U.S. GAAP”) and SEC reporting and compliance requirements; (ii) a lack of sufficient documented financial closing policies and procedures; (iii) a lack of independent directors and an audit committee; (iv) lack of risk assessment in accordance with the requirement of COSO 2013 framework and (v) a lack of an effective review process by the accounting manager which led to material audit adjustments to the financial statements.

Following the identification of the material weaknesses and control deficiencies, we plan to continue to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance.

We plan to take measures to remedy these material weaknesses. The implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct theses material weaknesses or our failure to discover and address any other material weaknesses could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Ordinary shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud. Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 30, 2020. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

We have broad discretion over the use of proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion in the application of the net proceeds from this offering and, as a result, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds in ways that not all shareholders approve of or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business.

We do not expect to pay any dividends in the foreseeable future.

We have never declared or paid any dividends on our ordinary shares. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Our board of directors has sole discretion whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant. The Companies Law imposes restrictions on our ability to declare and pay dividends. Payment of dividends may also be subject to Israeli withholding taxes. See "Taxation and government programs" for more information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

 This prospectus contains forward-looking statements about our current expectations and views of future events, which are contained principally in the sections entitled “Prospectus Summary”, “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These forward-looking statements relate to events that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by these statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The forward-looking statements included in this prospectus relate to, among other things:

●	our goals and strategies;

●	our business and operating strategies and plans for the development of existing and new businesses, ability to implement such strategies and plans and expected time;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenues, costs or expenditures;

●	our dividend policy;

●	our expectations regarding demand for and market acceptance of our products and services;

●	our expectations regarding our relationships with customers and business partners;

●	the trends in, expected growth in and market size of the global digital wallet industry;

●	our ability to maintain and enhance our market position;

●	our ability to continue to develop new technologies and/or upgrade our existing technologies;

●	developments in, or changes to, laws, regulations, governmental policies, incentives and taxation affecting our operations, in particular in the digital wallet industry;

●	relevant governmental policies and regulations relating to our businesses and industry;

●	competitive environment, competitive landscape and potential competitor behavior in our industry and the overall outlook in our industry;

●	our ability to attract, train and retain executives and other employees;

●	the development of the global financial and capital markets;

●	fluctuations in inflation, interest rates and exchange rates;

●	general business, political, social and economic conditions in Israel and the overseas markets we have business;

●	the length and severity of the recent COVID-19 outbreak and its impact on our business and industry; and

●	assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations and our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains information derived from government and private publications. These publications include forward-looking statements, which are subject to risks, uncertainties and assumptions. Although we believe the data and information to be reliable, we have not independently verified the accuracy or completeness of the data and information contained in these publications. Statistical data in these publications also include projections based on a number of assumptions. The digital wallet industry may not grow at the rate projected by market data, or at all. Failure of these markets to grow at the projected rate may have a material and adverse effect on our business and the market price of our ordinary shares. In addition, the rapidly evolving nature of the industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. See “Risk Factors—Risks Relating to Our Shares and General Risk Factors.” Therefore, you should not place undue reliance on these statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements in this prospectus are made based on events and information as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may materially differ from what we expect.

THE OFFERING

This prospectus relates to the offering and sale by our Company of up to an aggregate of 2,000,000 ordinary shares of our stock, par value NIS 0.01 per share. The purchase price per share is $0.95. If we are successful at selling all the shares in the offering, we would receive gross proceeds of $1,900,000.

The shares to be offered and sold by us will be offered on a “best efforts basis.” The shares will be sold by our sole director and officer on our behalf, and no underwriters or broker-dealers will be involved in such offering. The offering will commence as soon as practicable after the effective date of the registration statement relating to this prospectus. It will terminate 180 days after such effective date, but such termination date may be extended for up to an additional 90 days in our discretion. We reserve the right to terminate the offering at an earlier date, in our sole discretion, even if no shares are sold.

USE OF PROCEEDS

We expect to receive net proceeds from this offering, after deducting offering expenses payable by us, of approximately $1,840,000.

We intend to use the net proceeds from this offering for working capital, to fund growth and for other general corporate purposes.

The following table lists the anticipated use of proceeds from the sale of the shares in this Offering, assuming sale of all the shares or a lesser amount thereof.

We are offering the 2,000,000 ordinary shares on a best-efforts basis such that the funds received from an investment in this offering will be available to us immediately for use. Funds will not be placed in an escrow account and there is no minimum investment amount that needs to be reached before the funds are available for our use. Estimated use of proceeds (all numbers are in USD):

	If 500,000 shares are sold	If 1,000,000 shares are sold	If 1,500,000 shares are sold	If 2,000,000 shares are sold
Proceeds (USD):	475,000	950,000	1,425,000	1,900,000

Working capital	322,000	644,000	966,000	1,288,000
Business development	92,000	184,000	276,000	368,000
Repayment of debt to Mr. Shalom	46,000	92,000	138,000	184,000

The amount reflected above for the working capital will be used for our ongoing operations; specifically, for research and software development, sales and marketing efforts and for management and overhead.

The amount reflected above for business development will be used mainly to license and/or to buy additional technology and software that may complement our technology.

As of December 31, 2020, we are indebted to Mr. Shalom in the aggregate amount of NIS1,474,171 (approximately $446,718), consisting of NIS900,900 of management fees pursuant to the terms of the Management Services Agreement dated December 30, 2017 and NIS573,271 borrowed by the Company from Mr. Shalom pursuant to the terms of the Shareholders’ Loan Agreement dated February 1, 2018. See “Certain Relationships and Related Party Transactions”. As indicated above, we intend to reduce the amount of our obligation to Mr. Shalom by utilizing approximately 9% from the net proceeds of this offering.

We will retain broad discretion over the use of the net proceeds of this offering which may result in an allocation of net proceeds in differing amounts than those listed above, or in entirely new areas. Our use of the net proceeds from this offering will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in "Risk Factors." As a result, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be used in a way that does not yield a favorable, or any, return for us. Pending application of the net proceeds as described above, we intend to invest the proceeds in investment grade interest bearing instruments or will hold the proceeds in interest bearing or non-interest-bearing bank accounts.

PLAN OF DISTRIBUTION

We are offering up to a maximum of 2,000,000 ordinary shares by direct public offering on a "best efforts basis." The offering price is $0.95 per share. The shares will be sold on our behalf by our sole officer and director. Mr. Shalom will not receive any commissions or proceeds from the offering for selling shares on our behalf. No brokers, dealers or finders or agent for commission are involved in this offering.

The offering will commence as soon as practicable after the effective date of the registration statement relating to this prospectus. It will terminate 180 days after such effective date, but such termination date may be extended for up to an additional 90 days in our discretion. We reserve the right to terminate the offering at an earlier date, in our sole discretion, even if no shares are sold.

There are no other minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account. Funds received by us for the payment of shares subscribed for in the offering will be deposited into a bank account maintained by us and under our control and be immediately available for our use. All funds received by us will be retained by us for our use and will not be refunded.

There has been no market for our securities. Our ordinary shares are not traded on any exchange or quoted on the OTC Markets. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the National Association of Securities Dealers, Inc. for our ordinary shares to eligible for trading on the OTCQB. We do not yet have a market maker who has agreed to file such application.

As noted above, we will sell the shares in this offering through Mr. Shalom, our sole officer and director. Such person will receive no commission from the sale of any shares. He will not register as a broker-dealer under section 15 of the Exchange Act in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are namely: (1) The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; (2) The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; (3) The person is not at the time of their participation, an associated person of a broker/dealer; and (4) The person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officer and director is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be our officer and director at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. He will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement relating to this prospectus is declared effective by the SEC, do we intend to hold investment meetings in various states where the offering will be registered. We will not utilize the Internet or any form of paid media to advertise our offering, but rather through meetings arranged by our officer and director and his business associates and his friends or relatives who may also distribute the prospectus to potential investors, to see who are interested in us and in making a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up or trust agreement, implicit or explicit.

 Procedures for Subscribing

 We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement, a copy of which is included with the prospectus; and

2. deliver payment to us for acceptance or rejection.

All checks for subscriptions must be made payable to "Hold Me Ltd." All wire transfer fees, currency exchange differences and credit card processing fees must be paid by the subscriber.

Right to Reject Subscriptions

 We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Underwriters

We have no underwriter and do not intend to have one. In the event that we sell or intend to sell by means of any arrangement with an underwriter, then we will file a post-effective amendment  to accurately reflect the changes to us and our financial affairs and any new risk factors, and in particular to disclose such material relevant to this Plan of Distribution.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

DIVIDEND POLICY

We have never declared or paid any dividends on our ordinary shares. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Our board of directors has sole discretion whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant.

The Companies Law imposes restrictions on our ability to declare and pay dividends. See "Description of share capital and articles of association—Dividend and liquidation rights" for additional information. Payment of dividends may be subject to Israel withholding taxes. See “Taxation and government programs-Israeli tax considerations and government programs” for additional information.

Capitalization

The following table sets forth our capitalization as of December 31, 2020 presented on:

•	An actual basis (assuming the addback of 1,997,000 common shares that were issued on April 12, 2021); and

•
a pro forma as adjusted basis to give effect to the issuance and sale of the 2,000,000 Shares by us in this offering at an assumed initial public offering price of US$0.95 per share, after deducting the estimated offering expenses.

There had been no material change in total capitalization regarding equity and indebtedness from December 31, 2020, other than the April 12, 2021 equity transactions as presented below, and within 60 days of this filing.

The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our ordinary shares. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Pro Forma Capitalization in NIS as of December 31, 2020

	Actual in NIS December 31, 2021	Adjusted Proforma December 31, 2020 To reflect the impact of the addition of ordinary and preferred shares (a)	Proforma Assuming 500,000 shares sold (b)(c)	Proforma Assuming 1,000,000 shares sold (b)(c)	Proforma Assuming 1,500,000 shares sold (b)(c)	Proforma Assuming 2,000,000 shares sold (b)(c)

Long term debt	90,053	90,053	90,053	90,053	90,053	90,053

Par Value of Ordinary Shares	0.01	0.01	0.01	0.01	0.01	0.01

Value of 300 ordinary shares issued and outstanding	3

Adjusted value of 2,000,000 Ordinary Shares, 2,000,000 and 10,000 preferred shares (a);		120,000

Value of ordinary shares outstanding			125,000	130,000	135,000	140,000

Additional paid in capital	300,000	300,000	1,645,430	3,185,380	4,725,330	6,265,280

Accumulated deficit	(1,464,738)	(1,464,738)	(1,464,738)	(1,464,738)	(1,464,738)	(1,464,738)

Total capitalization excluding Long Term Debt	(1,164,735)	(1,044,738)	305,692	1,850,642	3,395,592	4,940,542

Total capitalization with Long Term Debt	(1,074,682)	(954,685)	395,745	1,940,695	3,485,645	5,030,595

	Pro Forma Capitalization in USD as of December 31, 2020

	Actual in USD December 31, 2021	Adjusted Proforma December 31, 2020 To reflect the impact of the addition of ordinary and preferred shares (a)	Proforma Assuming 500,000 shares sold (b)(c)	Proforma Assuming 1,000,000 shares sold (b)(c)	Proforma Assuming 1,500,000 shares sold (b)(c)	Proforma Assuming 2,000,000 shares sold (b)(c)

Long term debt	27,777	27,777	27,777	27,777	27,777	27,777

Par Value of Ordinary Shares	0.0031	0.0031	0.0031	0.0031	0.0031	0.0031

Value of 300 ordinary shares issued and outstanding	0.93

Adjusted value of 2,000,000 Ordinary Shares, 2,000,000 and 10,000 preferred shares (a);		37,014

Value of ordinary shares outstanding			38,556	40,099	41,641	43,183

Additional paid in capital	92,535	92,535	507,535	982,535	1,457,535	1,932,535

Accumulated deficit	(451,801)	(451,801)	(451,801)	(451,801)	(451,801)	(451,801)

Total capitalization excluding Long Term Debt	(359,264)	(322,251)	94,291	570,833	1,047,376	1,523,918

Total capitalization with Long Term Debt	(331,487)	(294,474)	122,068	598,610	1,075,153	1,551,695

(a) Assumes the addition to this proforma schedule attributable to the issuance of 1,997,000 ordinary shares and 10,000,000 preferred shares that were issued on April 12, 2021 in return for debt reduction equivalent to 11,997,000 at a par value of NIS 0.01, or NIS 119,997.

(b) Assumes the sale of up to 2,000,000 shares in increments of 500,000 at $0.95 USD, less $60,000 in $USD offering expenses irrespective of the amount of shares sold.

(c) Conversion rate used 3.242 shekels to the $USD as of June 15, 2021 as published by the Bank of Israel.

DILUTION

Purchasers of our securities in this offering will experience immediate and substantial dilution in the net tangible book value of their ordinary shares from the initial public offering price.

The historical net tangible book value as of December 31, 2020 was (USD359,264), or approximately (USD1,197.55) per share calculated with the number of shares as of December 31, 2020 (300 ordinary shares) or adjusted historical net tangible book value of (USD322,251) or approximately (USD0.16) per share calculated with the adjusted number of shares prior to this registration (2,000,000 ordinary shares). Historical net tangible book value per share of ordinary shares is equal to our total tangible assets less total liabilities, divided by the number of shares of ordinary shares outstanding as of December 31, 2020.

Adjusted to give effect to the receipt of net proceeds, after deducting the estimated offering expenses payable by us, from the sale of 2,000,000 ordinary shares for $1,900,000, net tangible book value will be approximately USD0.38 per share. This will represent an immediate increase of approximately USD0.54 per share to the existing stockholder and an immediate and substantial dilution of approximately $(0.57) per share, or approximately (60%), to new investors purchasing our securities in this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our ordinary shares in this offering and the pro forma net tangible book value per share of our ordinary shares immediately following this offering.

The following table sets forth as of December 31, 2020 the number of shares of ordinary shares purchased from us and the total consideration paid by our existing stockholders and by new investors in this offering if new investors purchase the maximum offering, assuming a purchase price in this offering of $0.95 per share of ordinary shares.

Conversion rate used 3.242 shekels to the $USD as of June 15, 2021 as published by the Bank of Israel.

USD TABLE

The following tables illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this Offering (after our estimated maximum offering expenses of up to $60,000:

Funding Level		$475,000	$950,000	$1,425,000	$1,900,000

Offering Price		$0.95	$0.95	$0.95	$0.95

Pro forma net tangible book value before the Offering		$(322,251)	(322,251)	(322,251)	(322,251)

Pro forma net tangible book value before the Offering per share (a)		$(0.16)	(0.16)	(0.16)	(0.16)

Adjusted shares (a)		$2,000,000	2,000,000	2,000,000	2,000,000

Assumed shares sold in the Offering		500,000	1,000,000	1,500,000	2,000,000

Adjusted book value per share prior to the Offering		$(0.16)	(0.16)	(0.16)	(0.16)

Offering expenses		$60,000	60,000	60,000	60,000

Net funding after expenses		$415,000	890,000	1,365,000	1,840,000

Proforma net tangible book value per common shares after the offering		$92,749	567,749	1,042,749	1,517,749

Number of Shares after the Offering		2,500,000	3,000,000	3,500,000	4,000,000

Book value per share after the offering		$0.04	0.19	0.30	0.38

Increase in per ordinary share attributable to investors in this Offering		$0.20	0.35	0.46	0.54

Dilution to investors		$0.91	0.76	0.65	0.57

Offering price		$0.95	0.95	0.95	0.95

Dilution as a percent of Offering Price	%	96	80	69	60

The following table set forth, assuming the sale of, respectively, 100%, 75%, 50%, and 10% of the shares offered for sale in this Offering, the percentage of issued and outstanding shares to existing and new Stockholders.

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 100% of common stock shares are sold
Existing Stockholders	2,000,000	50.0%	$129,550	7.00%
New Investors	2,000,000	50.0%	$1,840,000	93.00%
Total	4,000,000	100.0%	1,969,550	100.00%

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 75% of Shares Sold:
Existing Stockholders	2,000,000	57.1%	$129,550	9%
New Investors	1,500,000	42.9%	$1,365,00	91%
Total	3,500,000	100.00%	1,494,550	100.00%

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 50% of Shares Sold:
Existing Stockholders	2,000,000	66.7%	$129,550	13%
New Investors	1,000,000	33.3%	$890,000	87%
Total	3,000,000	100.00%	1,019,550	100.00%

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 25% of Shares Sold:
Existing Stockholders	2,000,000	80.0%	$129,550	24%
New Investors	500,000	20.0%	$415,000	76%
Total	2,500,000	100.00%	544,550	100.00%

(a) Assumes the issuance of 1,997,000 common shares on April 12, 2021

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Hold Me Ltd.

Opinion on the Financial Statements

We have audited the accompanying  balance sheets of Hold Me Ltd. as of December 31, 2020 and 2019, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue recognition — identification of contractual terms in certain customer arrangements

As described in Note 2 to the  financial statements, management assesses relevant contractual terms in its customer arrangements to determine the transaction price and recognizes revenue upon transfer of control of the promised goods or services in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Management applies judgment in determining the transaction price which is dependent on the contractual terms. In order to determine the transaction price, management may be required to estimate variable consideration when determining the amount and timing of revenue recognition.

The principal considerations for our determination that performing procedures relating to the identification of contractual terms in customer arrangements to determine the transaction price is a critical audit matter are there was significant judgment by management in identifying contractual terms due to the volume and customized nature of the Company’s customer arrangements. This in turn led to significant effort in performing our audit procedures which were designed to evaluate whether the contractual terms used in the determination of the transaction price and the timing of revenue recognition were appropriately identified and determined by management and to evaluate the reasonableness of management’s estimates.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the  financial statements. These procedures included testing the effectiveness of controls relating to the revenue recognition process, including those related to the identification of contractual terms in customer arrangements that impact the determination of the transaction price and revenue recognition. These procedures also included, among others, (i) testing the completeness and accuracy of management’s identification of the contractual terms by examining customer arrangements on a test basis, and (ii) testing management’s process for determining the appropriate amount and timing of revenue recognition based on the contractual terms identified in the customer arrangements.

/S/ BF Borgers CPA PC
We have served as the Company's auditor since 2021
Lakewood, CO
April 22, 2021, except for the effects on the financial statements of the restatement described in Note 12, as to which the date is June 21, 2021

Balance Sheets

		As at December 31
		2020	2019
	Notes	New Israeli Shekels
Current Assets
Cash and Cash Equivalents	3	149,791	5,313
Customers		1,832
Receivables and Debit Balances	4	340,466	110,000
		492,089	115,313
Fixed Assets	5	581,389	980,952
Intangible Assets		-	-
		1,073,478	1,096,265
Current Liabilities
Credit from Banking Corporations	6	45,502	70,359
Suppliers and Service Providers		423	-
Payables and Credit Balances	7	2,102,235	1,733,190
		2,148,160	1,803,549
Long-Term Liabilities
Loans from Banking Corporations and other Credit Providers	8	90,053	136,618
Capital Deficit
Share Capital	9	3	3
Premium on Shares		300,000	300,000
Deficit Balance		(1,464,738)	(1,143,905)
		(1,164,735)	(843,902)
		1,073,478	1,096,265

The Notes Attached to the Financial Statements Form an Integral Part Hereof.

Statements of Profit and Loss

		For the Year Ended December 31,
		2020	2019
	Notes	New Israeli Shekels
Revenue		823,360	134,377
Cost of projects		455,035	289,692
Gross deficit		368,325	(155,315)
Selling, administrative and general expenses	10	(677,481)	(769,543)
Operating deficit		(309,156)	(924,858)
Financing expenses, net		(11,677)	(14,898)
Loss for the year after financing		(320,833)	(939,756)
Other expenses		-	(10,000)
Loss for the period		(320,833)	(949,756)
Loss from previous years		(1,143,905)	(194,149)
Deficit balance		(1,464,738)	(1,143,905)

Basic and diluted loss per ordinary share		NIS 1,069.44	NIS 3,165.85

Weighted-average number of ordinary shares outstanding: Basic and Diluted		300	300

The Notes Attached to the Financial Statements Form an Integral Part Hereof.

Statements of Changes in Shareholders' Equity

	Number of Issued shared	Ordinary shares	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders' Equity

Balance at January 1, 2019	300	3	-	(194,149)	(194,146)
Issuance of Shares and Premium	-	-	300,000	-	300,000
Total comprehensive loss	-	-	-	(949,756)	(949,756)
Balance at December 31, 2019	300	3	300,000	(1,143,905)	(843,902)

Balance at January 1, 2020	300	3	300,000	(1,143,905)	(843,902)
Total comprehensive loss	-	-	-	(320,833)	(320,833)
Balance at December 31, 2020	300	3	300,000	(1,464,738)	(1,164,735)

The Notes Attached to the Financial Statements Form an Integral Part Hereof.

Statements of Cash Flows

	For the Year Ended December 31,
	2020	2019

Cash flows from operating activities:

Net loss	(320,833)	(949,756)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	433,044	297,017
Increase (Decrease) in Customers	(1,832)
Decrease (Increase) in other accounts receivable and prepaid expenses	(230,466)	(87,624)
Increase in Creditors	423
Increase in accrued expenses and other accounts payable	369,045	806,381

Net cash provided by (used in) operating activities	249,381	66,018

Cash flows from investing activities:

Purchase of property and equipment	(33,481)	(341,685)

Net cash provided by (used in) investing activities	(33,481)	(341,685)

Cash flows from financing activities:

Cash for issuance of shares	-	300,000
Short Term Credit from Bank, net	(24,857)	6,747
Repayment of Long-Term Loans and Liabilities	(46,565)	(30,752)

Net cash provided by (used in) financing activities	(71,422)	275,995

Increase (Decrease) in cash and cash equivalents	144,478	328
Cash and cash equivalents at the beginning of the period	5,313	4,985

Cash and cash equivalents at the end of the period	149,791	5,313

Note 1 - General

A.	The Company was incorporated under the laws of the state of Israel and commenced operations as a private company in January 2007, under Companies Registrar number 513933218.

B.
The Company develops a software-based platform that enables its customers to enhance their brand and loyalty plans with digital payments and reward programs through the creation and offering of branded mobile applications.

C.
Since inception, the Company incurred an accumulated deficit of NIS 1,464,738. The Company will need funds to continue its operations until profitability is achieved or until additional funding is raised.

Note 2 - Summary of Significant Accounting Policies

The principal accounting policies, consistently applied in the preparation of the financial statements, are as follows:

A.	Financial Statements Reporting Basis
The financial statements are drawn up on the basis of generally accepted accounting principles ("GAAP"), and are expressed in New Israeli Shekel ("NIS") based on historical values, and provide no information on changes in the general purchasing power of the Israeli currency on the business results.

Those reports are filed as part of form F-1 (Registration Statement Under the Securities Act of 1933). Since the Company was incorporated in Israel and is considered a Foreign Issuer and as such is allowed to file the statement and the financial reports in its home country currency, New Israeli Shekel (NIS).

B.	Cash and Cash Equivalents
The Company considers high-liquidity investments, including short-term cash deposits in banks (up to three months), as cash equivalents.

C.	Fixed Assets
Property and equipment are stated at cost. Major improvements and betterments are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful life. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations as other gain or loss, net.
Annual depreciation rates are as follows:

%
Office furniture and equipment	6 - 15
Vehicles	15
Computers	33

D.	Use of Estimates in Preparing the Financial Statements
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results may differ from those estimates.

E.	Income Tax
The Company accounts for income taxes in accordance with ASC 740, "Income Taxes" ("ASC 740"). ASC 740 prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value, and if it is more likely than not that a portion or all of the deferred tax assets will not be realized.

F.	Revenue Recognition
Significant management judgments and estimates must be made and used in connection with the recognition of revenue in any accounting period. Material differences in the amount of revenue in any given period may result if these judgments or estimates prove to be incorrect or if management’s estimates change on the basis of development of business or market conditions.

We have decided to follow the provisions of Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The guidance provides a unified model to determine how revenue is recognized.

Revenues are recognized when control of the promised goods or services are transferred to the customers in an amount that reflects the consideration that we expect to receive in exchange for those goods or services.

We determine revenue recognition through the following steps: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, we satisfy a performance obligation.

We enter into contracts that can include various combinations of products and services, as detailed below, which are generally capable of being distinct and accounted for as separate performance obligations.

We generate our revenues from (1) licensing intellectual properties, which in certain circumstances are modified for customer-specific requirements, (2) royalty revenues and (3) other revenues, which include revenues from support, training and sale of development systems and chips. We license our assets IP to other companies who can then resell, develop or market otherwise in variety of business models.

We account for license revenues and related services, which provide our customers with rights to use our platform, in accordance with ASC 606. A license may be perpetual or time limited in its application. In accordance with ASC 606, we recognize revenue from platform license at the time of delivery when the customer accepts control of the platform, as the platform is functional without professional services, updates and technical support. We have concluded that our platform license is distinct as the customer can benefit from the software on its own.

Revenues that are derived from the sale of a licensee’s products that incorporate our platform are classified as royalty revenues. Royalty revenues are recognized during the quarter in which the sale of the product incorporating our platform occurs. Royalties are calculated either as a percentage of the revenues received by our licensees on sales of products incorporating our platform or on a per unit basis, as specified in the agreements with the licensees. We receive the actual sales data from our customers after the quarter ends and accounts for it as unbilled receivables. When we do not receive actual sales data from the customer prior to the finalization of its financial statements, royalty revenues are recognized based on our estimation of the customer’s sales during the quarter. We may engage a third party to perform royalty audits of our licensees, and if these audits indicate any over- or under-reported royalties, we account for the results when the audits are resolved.

As of end of 2020, Galileo owed us an amount of NIS330,000 as the remainder amount for the establishment fee and NIS7,000 as pro-rated licensing fee, which were  recorded as an account receivable.

G.	Going Concern
The accompanying financial statements have been prepared in conformity with GAAP, which contemplates continuation of the Company as a going concern.

The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 - Cash and Cash Equivalents

	As at December 31,
	2020	2019
`	Israel Shekels
Bank Mizrahi Current Account No. 684795	-	5,313
Bank Mizrahi Current Account No. 073959	149,791	-
	149,791	5,313

Note 4 - Receivables and Debit Balances

	As at December 31,
	2020	2019
	Israel Shekels
Prepaid expenses	-	110,000
Institutions	-	-
Related parties	3,466
Accounts receivables	337,000	-
	340,466	110,000

Note 5 - Fixed Assets
	As at December 31,
	2020			2019
	Cost	Accumulated Depreciation	Depreciated Cost	Depreciated Cost
	Israel Shekels
R&D expenses	1,290,062	715,411	574,651	966,889
Computers	22,196	15,458	6,738	14,063
	1,312,258	730,869	581,389	980,952

Note 6 - Credit from Banking Institutions

	As at December 31,
	2020	2019
	Israel Shekels
Bank Mizrahi Current Account 684728	7,639	9,789
Bank Mizrahi Current Account 73959	-	29,978
Current maturities of long-term loans	37,863	30,592
	45,502	70,359

Note 7 - Payables and Credit Balances

	As at December 31,
	2020	2019
	Israel Shekels
Payable Expenses	496,000	-
Down payments from clients	1,453	2,179
Government institutions	81,867	9,710
Employees and institutions - salaries	-	-
Related parties	48,744	121,144
Shareholders (1)	1,474,171	1,583,338
Others	-	16,819
	2,102,235	1,733,190

1.	The amount provided includes NIS280,000 management fees which accrued from May 2020 through December 31, 2020 although said amounts were not invoiced yet by the shareholder.

Note 8 - Loans from Banking Corporations and other Credit Providers

	As at December 31,
	2020	2019
	Israel Shekels
Loan from Mizrahi Bank A/c 73959	125,669	151,772
Loan from Mizrahi Bank A/c 684728	2,247	15,438
Less - current maturities	(37,863)	(30,592)
	90,053	136,618

Note 9 - Share Capital

	December 31, 2019 and 2020
	Registered	Issued and Paid Up
	Number of Shares

Ordinary shares of ILS 1 each p.v.	1,000	3

Note 10 - Selling, Administrative and General Expenses

	For the Year Ended on December 31,
	2020	2019
	Israel Shekels
Salary	-	20,484
Advertising	10,945	13,324
Rent (*)	820	12,009
Management fees (*) (**) (***)	600,000	660,001
Communication	2,235	3,519
Professional services	51,524	21,793
Travel abroad	1,552	19,621
Maintenance and Electricity	307	-
Office expenses	-	8,490
Refreshments	405	-
Taxes and fees	1,511	1,133
Travel and parking	857	1,844
Depreciation expenses	7,325	7,325
	677,481	769,543

(*) Re-classified

(**) 2019 Includes differences for 2018

Note 11 – Subsequent Events

•
Following the execution and delivery of the Addendum to Sales Agreement on December 27, 2020 with our sole customer Galileo Tech Ltd, Galileo made all payments in accordance with the terms of the Addendum – NIS120,000 (plus VAT) was paid on December 31st 2020 and NIS150,000 (plus VAT) was paid by end of January 2021. In addition, on February 23, 2021, Galileo issued the Company 128,571 of its ordinary shares. The shares we received in Galileo were assigned to Mr. Shalom, our sole officer and director, in consideration for the reduction in the debt owed to him by the Company.

•	On April 12, 2021 the Company changed its articles of association and its capital structure. As a result, the new authorized capital of the company is:

 990,000,000 Ordinary shares of nominal value NIS 0.01 per share

 10,000,000 Preferred shares of nominal value NIS 0.01 per share

•
On April 12, 2021, the Company issued 1,999,700 Ordinary shares and 10,000,000 Preferred shares for an aggregate purchase price of NIS 119,997 to Menachem Shalom. The purchase  amount was not paid in cash but by deducting the amount from the Company's debt owed to Menachem Shalom.

Note 12 – Restatement

During the year ended December 31, 2020 the Company inadvertently omitted NIS337,000 from the Revenues amount NIS280,000 of management fees. The net impact of these adjustments is reflected in the table below:

Balance Sheets

	December 31,	December 31,	December 31,
	2020	2020	2020
	As Previously Reported	Adjustment	As Restated
Current Assets
Cash and Cash Equivalents	149,791	-	149,791
Customers	1,832	-	1,832
Receivables and Debit Balances	3,466	337,000	340,466
Total Current Assets	155,089	337,000	492,089
Fixed Assets	581,389	-	581,389
Intangible Assets	-	-	-
Total Assets	736,478	337,000	1,073,478

Current Liabilities
Credit from Banking Corporations	45,502		45,502
Suppliers and Service Providers	423		423
Payables and Credit Balances	1,822,235	280,000	2,102,235
	1,868,160	280,000	2,148,160
Long-Term Liabilities
Loans from Banking Corporations and other Credit Providers	90,053		90,053
Capital Deficit
Share Capital	3		3
Premium on Shares	300,000		300,000
Deficit Balance	(1,521,738)	57,000	(1,464,738)
	(1,221,735)	57,000	(1,164,735)
Total Liabilities	736,478	337,000	1,073,478

Statements of Profit and Loss

	December 31,	December 31,	December 31,
	2020	2020	2020
	As Previously Reported	Adjustment	As Restated

Revenue	486,360	337,000	823,360
Cost of projects	455,035	-	455,035
Gross deficit	31,325	337,000	368,325
Selling, administrative and general expenses	(397,481)	(280,000)	(677,481)
Operating deficit	(366,156)	57,000	(309,156)
Financing expenses, net	(11,677)	-	(11,677)
Loss for the year after financing	(377,833)	57,000	(320,833)
Other expenses	-	,	-
Loss for the period	(377,833)	57,000	(320,833)
Loss from previous years	(1,143,905)	-	(1,143,905)
Deficit balance	(1,521,738)	57,000	(1,464,738)

Statements of Cash Flows

	December 31,	December 31,	December 31,
	2020	2020	2020
	As Previously Reported	Adjustment	As Restated

Cash flows from operating activities:
Net loss	(377,833)	57,000	(320,833)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	433,044	-	433,044
Increase (Decrease) in Customers	(1,832)	-	(1,832)
Decrease (Increase) in other accounts receivable and prepaid expenses	106,534	(337,000)	(230,466)
Increase in Creditors	423	-	423
Increase in accrued expenses and other accounts payable	89,045	280,000	369,045
Net cash provided by (used in) operating activities	249,381	-	249,381

Cash flows from investing activities:
Purchase of property and equipment	(33,481)	-	(33,481)
Net cash provided by (used in) investing activities	(33,481)	-	(33,481)

Cash flows from financing activities:
Cash for issuance of shares
Short Term Credit from Bank, net	(24,857)	-	(24,857)
Repayment of Long-Term Loans and Liabilities	(46,565)	-	(46,565)
Net cash provided by (used in) financing activities	(71,422)	-	(71,422)

Increase (Decrease) in cash and cash equivalents	144,478	-	144,478
Cash and cash equivalents at the beginning of the period	5,313	-	5,313

Cash and cash equivalents at the end of the period	149,791	-	149,791

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Key Financial Performance Indicators

In assessing our financial performance, we consider a variety of financial performance measures, including principal growth in net revenue and gross profit, our ability to control costs and operating expenses to improve our operating efficiency and net income. Our review of these indicators facilitates timely evaluation of the performance of our business and effective communication of results and key decisions, allowing our business to respond promptly to competitive market conditions and different demands and preferences from our customers. The key measures that we use to evaluate the performance of our business are set forth below and are discussed in greater details under “Results of Operations”:

Net Revenue

Our revenues are generated primarily (approximately 97%) from licensing fees received from our sole customer, Galileo Tech Ltd.

Gross Profit

Gross profit is equal to net revenue minus cost of goods sold. Cost of goods sold primarily includes all direct and indirect software development expenses paid to service providers, contractors and freelancers.

Selling, administrative and general expenses

Our SA&G expenses consist of all other expenses of the business including management, rent and maintenance, professional services, and depreciation.

Results of Operations for the Years Ended December 31, 2020 and 2019

Comparison of Results of Operations for the Years Ended December 31, 2020 and 2019

Revenues

Revenues were NIS 823,360 for the year ended December 31, 2020, an increase of NIS 688,983, or approximately 513%, as compared to NIS 134,377 for the year ended December 31, 2019.

The increase in revenues was attributed primarily to revenues from our licensing agreement with Galileo. We recognize NIS100,000 of the establishment fee agreed with Galileo in our 2019 revenues and NIS800,000 in 2020 revenues. We also recognized NIS7,000 of annual licensing fee in our 2020 revenues.

Cost of Revenues

Our cost of revenues primarily consists of all direct and indirect software development expenses paid to service providers, contractors and freelancers. Our cost of revenues increased by NIS 165,343 from NIS 289,692 in fiscal year 2019 to NIS 455,035 in fiscal year 2020. The increase in our cost of revenue was a result of increased software development costs.

Gross Profit

Our gross profit in fiscal year 2020 of NIS368,325 increased by NIS523,640 from our negative gross profit in fiscal year 2019 of NIS155,315. The increase was due to an increase in the amount generated from our licensing agreement with Galileo.

General and administrative expenses

General and administrative expenses decreased by NIS92,062, or approximately 12%, from NIS769,543 in fiscal year end 2019 to NIS677,481 of expenses in fiscal year end 2020. The change was primarily due to (i) a decrease in management fees payable from NIS600,000 in 2020 to NIS660,001 in 2019; (ii) no salary paid in 2020 compared to NIS20,484 paid in 2019; (iii) professional services increased in 2020 to NIS51,524 from NIS21,793 in 2019; (iv) travel abroad in 2019 was NIS19,621 to NIS1,552 in 2020; and (v) no office expenses in 2020 compared to NIS8,490 in 2019.

Research and development expenses

We do not have research and developments expenses itemized as specific line items as they are included in the cost of revenues.

Net income

As a result of the foregoing, our net income decreased from a loss of NIS949,756 in fiscal year 2019 to a loss of NIS320,833 in fiscal year 2020.

Liquidity and Capital Resources

As reflected in our financial statements, we had a cash balance of NIS149,791, liabilities of NIS2,238,213 and a net total stockholders’ equity of NIS(1,164,735) as of December 31, 2020.

As of December 31, 2020, we borrowed a total of NIS135,555 from a bank in Israel. The outstanding principal amount, plus accrued and unpaid interest, is due May 24, 2024. We are currently paying NIS3,204 a month to the bank.

Management estimates that in order to continue operations we will need $90,000 for the next 12 months of operations. Using currently available capital resources, which consist of (NIS41,500), we cannot continue operations, unless we raise money from our existing shareholder or from other resources.

Other than this public offering, we currently have no material commitments for capital expenditures. Accordingly, if we are not successful at raising funds in this offering, there is no assurance that we will have sufficient cash to remain in business. Even if we are successful at selling all the shares offered in this prospectus, we may be required to raise additional funds, particularly if we are unable to continue generating positive cash flow as a result of our operations. We estimate that based on current plans and assumptions, that our available cash will not be sufficient to satisfy our cash requirements under our present operating expectations, without further financing, for up to 12 months. In addition, our company may, from time to time, receive continued funding and capital resources from related parties. However, as of the date of this annual report, such related parties do not have any existing obligation to advance funds or working capital to support our business, nor can our company rely on any advance funds from such related parties. We may not have sufficient working capital to fund the expansion of our operations and to provide working capital necessary for our ongoing operations and obligations. We may need to raise significant additional capital to fund our operating expenses, pay our obligations, and grow our company. We do not anticipate we will be profitable in 2021. Therefore our future operations may be dependent on our ability to secure additional financing. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, we have no current arrangements to issue any securities. Also, a downturn in the U.S. equity and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations.

We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

Our liquidity may be negatively impacted by the significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly

Cash flows from operating activities

The operating activity has provided a net cash amount of NIS249,381.

Cash flows from investing activities

NIS33,481 was used in the Company investing activity.

Cash flows from financing activities

NIS71,422 was used in the Company financing activity.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

Recent developments – Significant Decline in Revenue

In the first quarter of 2021, the Company had revenues of NIS25,000 of licensing fees generated from the Galileo agreement. In comparison, 25% of the revenues for the year of 2020 were NIS205,840. That reflects a significant reduction of approximately 88%.

Tabular Disclosure of Contractual Obligations

As of December 31, 2020, we had the following contractual obligations:

Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Debt Obligations(1)	NIS125,606	NIS35,616	NIS89,990		—
Debt to Shareholder	1,754,171	1,754,171

Total	NIS1,879,777	NIS1,789,787	NIS89,990

(1)        Amount specified represents payments due to Bank Mizrachi, which is due and payable in May 2024.

Legal proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, may result in substantial cost and diversion of our resources, including our management’s time and attention.

Quantitative and Qualitative Analysis about Market Risk

Foreign Exchange Risk

Foreign Currency Exchange Rates

Currently, our revenues from Israeli customers are collected in NIS. Some of our expenses are paid in NIS and some are paid in USD. We face foreign currency rate translation risks when our results are translated to U.S. dollars.

The NIS was relatively stable against the U.S. dollar at approximately NIS3.215 to the US$1.00. There can be no assurance that such exchange rate will continue to remain stable in the future amongst the volatility of currencies, globalization and the unstable economies in recent years. Since our revenues and net income are denominated in NIS, any decrease in the value of NIS against U.S. dollars would adversely affect our revenues.

Interest Rate Risk

We are not currently exposed to interest rate risk. We do not own any interest-bearing instruments and our interest-bearing debt carries a fixed rate.

Market Price Risk

We are not currently exposed to commodity price risk or market price risk.

Inflation

Inflation does not materially affect our business or the results of our operations.

Seasonality

Seasonality does not materially affect our business or the results of our operations.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenues and expenses, to disclose contingent assets and liabilities on the date of the consolidated financial statements, and to disclose the reported amounts of revenues and expenses incurred during the financial reporting period. The most significant estimates and assumptions include the valuation of accounts receivable and inventories, useful lives of property, plant and equipment and intangible assets, the recoverability of long-lived assets, provision necessary for contingent liabilities, and revenue recognition. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements.

Risks and Uncertainties

Our operation is located in the State of Israel. Accordingly, our business, financial condition, and results of operations may be influenced by political, economic, and legal environments in Israel, as well as by the general state of the Israeli economy. Our results may be adversely affected by changes in the political, regulatory and social conditions in Israel. Although we have not experienced losses from these situations and believes that we are in compliance with existing laws and regulations including our organization and structure, this may not be indicative of future results.

Our business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, such as the recent outbreak and spread of the COVID-19, which could significantly disrupt our operations.

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur, could materially impact the consolidated financial statements. We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. The following description of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Uses of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods and accompanying notes. Significant items subject to such estimates and assumptions include, but are not limited to, the allocation of transaction price among various performance obligations, the estimated customer life on deferred contract acquisition costs, the allowance for doubtful accounts, the fair value of financial assets and liabilities; including accounting and fair value of derivatives, the fair value of acquired intangible assets and goodwill, the useful lives of acquired intangible assets and property and equipment, share-based compensation including the determination of the fair value of the Company’s ordinary shares, and the valuation of deferred tax assets and uncertain tax positions. The Company bases these estimates on historical and anticipated results, trends, and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

Accounts receivable, net

Accounts receivable are recorded at the invoiced amount and amounts for which revenue has been recognized but not invoiced, net of allowance for doubtful accounts. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts based on a combination of factors, including an assessment of the current customer’s aging balance, the nature and size of the customer, the financial condition of the customer, and the amount of any receivables in dispute. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified. The allowance of doubtful accounts was not material for the periods presented.

Inventories, net

Not relevant

Capitalized Software Costs

Costs related to software acquired, developed, or modified solely to meet the Company’s internal requirements, with no substantive plans to market such software at the time of development are capitalized. Costs incurred during the preliminary planning and evaluation stage of the project and during the post implementation operational stage are expensed as incurred. Costs incurred during the application development stage of the project are capitalized. Maintenance costs are expensed as incurred.

Revenue recognition

The Company elected to adopt Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), effective as of January 1, 2018, utilizing the full retrospective method of adoption.

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised goods or services are delivered. The amount of revenue recognized reflects the consideration that the Company expects to receive in exchange for these goods or services.

Contract Assets and Liabilities

Income Tax

Income tax income or expense reflects our current income tax, as well as our deferred tax income (expense).

Shareholder Taxation

Investors should consult their own tax advisor regarding the specific tax consequences of owning and disposing of our common stock, including eligibility for the benefits of any treaty for the avoidance of double taxation, the applicability or effect of any special rules to which they may be subject, and the effect of any state, local, or other tax laws.

Recently Issued Accounting Pronouncements

We have reviewed other recent accounting pronouncements issued to the date of the issuance of these consolidated financial statements, and we do not believe any of these pronouncements will have a material impact on the Company.

BUSINESS

Overview

We were originally incorporated under the name of P.M.E SAL Technologies Ltd. under the laws of the State of Israel on January 29, 2007. In September 2008, we changed our name to Hold Me Ltd. by filing a Certificate of Amendment with the Registrar of Companies in Israel to effect a name change. Initially we were engaged in providing website design and development services. We ceased conducting such business activity in 2011 and have not had any significant business activity until 2018.

At the beginning of 2018, we started to develop a mobile-wallet-as-a-service platform for organizations interested in launching mobile wallet applications for their brand.

Today, we are a software company offering a well-rounded platform that supports a wide range of digital payment services integrating into mobile apps (“Platform”). Our Platform enables the creation of applications and digital wallets for our customers, including but not limited to financial institutions, brands, retailers, credit card companies, insurance companies and other organizations, in a quick and cost-saving manner.

Innovation has always been at the core of our fundamental philosophy, as it continuously pursues various new initiatives, including the commercial applications of our Platform.

We are committed to democratizing financial services to improve the financial health of individuals and to increase economic opportunity for entrepreneurs and businesses of all sizes around the world. Our goal is to enable our customers and their clients to manage and move their money anywhere in the world, anytime, on any platform, and using any device when sending payments or getting paid. By achieving our goal, we will continue to expand our product offerings by adding additional services, functions and capabilities with our innovative and evolving technologies, combined with our marketing efforts.

Our Platform

We started the research and development for the Platform in 2018 and offered its first commercial application at 2019. Our Platform provides the technical infrastructure through Amazon cloud to our customers, using Application Programming Interface, or API. API is a computing interface that defines interactions between multiple software intermediaries, which could be utilized and integrated by our customers into their own mobile apps. It connects brands, merchants, retailers, financial institutions, insurance companies and other organizations with their clients through our innovative digital payment solutions.

Our Revenue Model

We generate revenues primarily through license fees from our customers. In general, the amount of the license fee is determined by the range and type of API services offered and consumed on our platform and by the usage volume of our customer on our API software – meaning number of end-users and transactions (API-calls) triggered on our platform.

For the year ended December 31, 2020 and 2019, our revenues were NIS486,360 and NIS134,377, respectively.

Our products

Our current product portfolio consists of a digital wallet platform (used for commercial engagement of brands with their end-customers) and a digital banking service that can be used for innovation and development purposes by financial institutions. For the year ended December 31, 2020, the digital payment services generated NIS486,360, or 100% of our total revenues, and digital banking services generated no revenues.  For the year ended December 31, 2019, we generated NIS134,377 in sales.

Digital Payment Services

Through our Platform, we provide a digital platform that can support creation and operation of mobile wallets applications that allow our business customers to stay engaged with their end clients through the application that include payments and loyalty functionalities.

Similar to peer-to-peer money transfer applications we developed a platform that enables the transfer of payments between end users and between end users and businesses.

We will continue to be the active software provider of the digital payment market, while expanding the functionality offered through our platform to include marketing and marketing automation tasks and capabilities, additional loyalty schemes and more.

Digital Financial Services

In today’s hyper-connected world, sustainable digital innovation has become a survival strategy for banks and financial institutions. As technologies evolve, consumers constantly continue to raise the bar for their expectations of better service, new products, and ongoing connectivity. Digital creativity and trust must always be reflected to customers as the competitors are using a new wealth of information to satisfy customers and attempt to attract new ones.

Incumbent banks' core banking systems are legacy systems built over decades using multiple hardware and software providers. These various parts have been "patched" one on top of one another raising significant difficulties for connectivity and compatibility, intensifying the already-substantial security challenges and operational risks. Such patches cannot foster the market-presence of an innovation-minded bank.

Our Platform may serve as the basis for innovation programs for our potential customers, which simulates a banking core system, so as to create a digital environment that enables collaboration between their development teams and external software providers, such as start-ups and development-stage companies, developers, and other financial institutions, without exposing the technological manufacturing environments of our customers to outsiders.

Since it saves the effort and time needed to develop an innovation platform, our Platform provides cost-effective and time-saving solutions to our customers as it enables them to integrate our digital financial services into their mobile apps. This significantly minimizes the financial and business exposure of our customers to external security threats

Our Platform serves as a core-banking-as-a-service solution for legacy banks to build their own banking and financial innovation programs, to connect with developers’ communities, and to meet market and regulatory demands while saving on IT investments across hardware, software, and support staff.

The solution delivers three key capabilities:

◾
API gateway for external and internal systems including a ready-to-use set of PCI-DSS certified banking APIs for user and account management, transactions and payments, credit cards, loans, and more, through a single integration point

◾	Business logic layer for banking products

◾	Hosted and managed database

The Platform is an exceptionally market-responsive Core-Banking-as-a-Service solution.  It’s the bank's innovation mock-up platform that revs up innovation engines with agile, customer-centric BaaS powers. The bank can have in-house developers, thought leaders, and intrapreneurs join forces with software providers and fintech firms to innovate easily around a ready-to-use set of banking APIs. Launch POCs with providers securely, purposefully, and effortlessly with no need to allocate valuable IT resources or risk your existing operational systems. Platform includes APIs for user and account management, transactions and payments, credit cards, loans, and more – all that is needed is one integration point to connect the bank with the future.

Use Cases

The Platform is a secure, cloud-native, and highly scalable digital innovation platform for innovation-driven legacy banks. Use cases may include:

◾	Building a fully-customizable white-label developer portal to invite, manage, and service developers

◾	Running fintech programs, competitions, and hackathons

◾	Launching secure and purposeful POCs with the fintech industry

◾	Possessing a production environment built for the new serverless era

◾	Shortening time-to-market: from inception to the launch of new digital products and services

◾	Migrating existing bank products and services to the Innovatn.io micro-services-based architecture

The market-responsive of the Platform is designed to allow banks to foster digital creativity in-house and reflect it to the outside world. The Platform is integrable and interoperable with existing systems.

Our customer

We anticipate that our future customers may include businesses of all sizes and from various industries in Israel, such as financial institutions, credit card companies, insurance companies, and retailers, etc. We currently do not have international customers and our sole customer is located in Israel. We plan to extend our business internationally and develop customers outside of Israel in future.

For the year ended December 31, 2020, we served 1 customer in Israel. During the same period, our main customer, Galileo Tech Ltd., a company located in Israel, accounted for 96% of our revenues. Approximately 4% of the revenues derived from other non-substantial sales.

On December 5, 2019, we entered into an Agreement for Operation and Sale of Digital Wallets, which was amended by an Addendum to Sales Agreement on December 27, 2020, with our sole customer Galileo Tech Ltd.

We granted Galileo an exclusive license to commercialize our technology in Israel. However, we are not bound to make any development, consultation, management and/or other service of our technology to Galileo or its customers.

In accordance with the terms of our agreement with Galileo, the licensing fee included an one-time establishment fee of approximately NIS800,000 (including the annual licensing fee for the first year of the agreement) and an annual licensing fee of NIS 100,000 for the second and third years (2021 and 2022), and NIS 150,000 per additional year commencing December 5, 2020. In addition, Hold Me is also entitled to 12% of all income generated by Galileo from using or sub-licensing the Company's products licensed to Galileo.

Galileo was also given the right to use our technology for clearing payments between various digital wallets and the businesses registers in Israel. For such right we are to receive 10% of all gross profits generated by Galileo from their customers.

Galileo is entitled to market and commercialize in Israel the applications developed by Hold Me and to make changes and/or additions as it deems fit. For this right we were paid NIS100,000 and are entitled to 10% of all gross profits.

Pursuant to the terms of the agreement, we are obligated to fix or repair the failures and/or inadequacies, but not those developed or changed by Galileo.

The agreement does not provide for a term. Each party has the right to terminate the agreement if the other party in breach fails to cure a breach within 30 days or conducts illegal activities or violates the laws.

During 2020 Galileo paid us NIS470,000which were recognized as revenues.

As a result of Galileo not paying us the full 800,000 owed to us for the year ended December 31, 2020 in accordance with the terms of the Agreement, we signed an Addendum with Galileo on December 27, 2020. According to the Addendum, Galileo undertook to pay us (1) NIS120,000 until December 31, 2020 (which was fully paid); (2) NIS150,000 until January 31, 2021 (which was fully paid) and (3) in exchange for NIS180,000 owed, Galileo issued us 128,571 shares of Galileo. If the stock price of Galileo is less than NIS1.4 in June 20211, we are entitled to additional shares of Galileo. In addition, the payment of the NIS100,000 annual registration fee was postponed until June 20212; however, if Galileo does not enter into one contract with a customer for a significant payment transaction before such date, then the fee shall be paid upon the execution of such sub-licensing agreement, but in any event we shall be paid the annual registration fee no later than December 5, 2021.

The shares we received in Galileo were assigned to Mr. Shalom, our sole officer and director, in consideration for the reduction in the debt owed to him. It is anticipated that if Galileo issues the Company additional shares, such shares will also be assigned to Mr. Shalom in order to reduce the amount we owe Mr. Shalom. See “Certain Relationships and Related Party Transactions”.

Our Suppliers

Our only relationship with vendors are with a software company in India which assisted us in developing our software and Amazon.  Amazon provides us networking and hosting services through which additional software-as-a-service products and services are offered.

Intellectual Property

We do not have any intellectual property protection on our source code or any other aspect of the Platform.

Marketing and Competition

The company does not currently have the resources to market its Platform, but when and if it does, it will attempt to generate customers by:

•	Direct sales to business customers;
•	Establishment of subsidiaries to do sales and marketing in different geographies;
•	Engaging with distributors and partners to engage in distributors, reseller or other forms of marketing; and
•	Joint ventures

In addition we may launch paid digital campaign(s) on different relevant social media networks (mainly LinkedIn) to approach relevant organizations and decision makers in those organizations.

1 In June or by June? Also is no date provided intentionally?
2 Ditto.

Leading Competitors

There are many companies, both large and small, which are our competitors. Companies to which we hope to offer the Platform can choose to develop their own mobile wallet. Software development companies can be engaged by our potential customers to develop a mobile wallet. Software or payment companies such as Stripe, Paypal and GooglePay, can offer services and solutions which can easily enable customers to have their own mobile wallets.

Competitive Challenges and Advantages

Given the extremely fast changes that occur in the overall technology world, including in the payment and software sectors, management does not believe that the Platform has any competitive advantage.

Development and Expansion Strategy

The key components of our development and expansion strategy over the next two-to-five years are as follows:

•	ongoing continues development of the company's products.
•	marketing and sales efforts of the company's products to potential customers.
•	licensing or buying of additional technology, software or products that may increase the attractiveness or the price of the company's products.
•	the Company will be looking to form commercial partnerships with software distributors and integrators – to expand its market reach and sales.
•	once substantial sales are achieved, the company is looking to expand its product offering by developing, acquiring or licensing additional products relevant for its customer-base.

Property, Plant, and Equipment

We currently have an office in the house of Menachem Shalom, our sole officer and director.

Employees

Other than our sole officer and director, we have no employees.

MANAGEMENT

Board of Directors, Executive Officers and Significant Employees

Name	Age	Position

Menachem Shalom	46	Chief Executive Officer, Chief Financial Officer and Director

Set forth below is a brief description of the background and business experience of our executive officers and directors:

Menachem Shalom, age 46, has been our Chief Executive Officer, Chief Financial Officer and member of our Board of Directors since 2008. Mr. Shalom founded and served as the chief executive officer for Wayerz Solutions Ltd. from January 2015 to August 2017. From August 2013 to April 2014, Mr. Shalom served as vice president development, sales and marketing, of Dsnr Media Group Ltd. Mr. Shalom obtained a LLM with honors from Columbia University School of Law in 2000, a MBA from Hebrew University in 2003 and a LLB, magna cum laude, from Hebrew University of Jerusalem in 1998.

Menachem Shalom is currently our sole officer and director. Prior to the effectiveness of this registration statement we intend to elect additional officers and directors in accordance with the applicable provisions of the Companies Law. Currently we do not have any agreement or arrangement with any person to become an officer or director.

Compensation

Set forth below is the compensation paid during the fiscal year ended December 31, 2020 for our sole executive officer and director.

Name	2020 Compensation

Menachem Shalom	NIS140,000

The amount received by Mr. Shalom was pursuant to the terms of the Management Services Agreement. This amount does not include and additional amount of NIS280,000 which has been accrued but not invoiced and not paid by the Company for management services for the year ended December 31, 2020.

Management Services Agreement

We entered into a written management services agreement with our sole executive officer and director as of December 30, 2017 to provide us services full time. Mr. Shalom shall be entitled to receive a monthly management fee of NIS35,000 (USD10,606) plus VAT, which shall increase to NIS45,000 (USD13,636) plus VAT upon completion of the development of the system and the commencement of the sales stage. Upon completion of fundraising in the sum of NIS5,000,000 (USD1,515,152) or more, Mr. Shalom shall be entitled to payment of monthly fee of NIS60,000 (USD18,181) plus VAT. Mr. Shalom is also entitled to reimbursement for travel expenses as well as all his expenses related to the execution of the agreement. We have the right to terminate the agreement with Mr. Shalom upon 6-months’ notice.

Corporate governance practices

As an Israeli company, we are subject to various corporate governance requirements under the Companies Law. Our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association and the class rights vested thereunder in the holders of the shares. A shareholder may in certain circumstances have rights to damages if a duty owed by the directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers; and

●	exercising the borrowing powers of our company and mortgaging the property of our company;

Approval of related party transactions under Israeli law

Fiduciary duties of directors and officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, executive Vice President, vice President, any other person assuming the responsibilities of any of these positions regardless of such person's title, a director and any other manager directly subordinate to the general manager. Each person listed in the table under "Management—Executive officers and directors" is an office holder under the Companies Law.

An office holder's fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of loyalty requires that an office holder act in good faith and in the best interests of the company.

Disclosure of personal interests of an office holder and approval of certain transactions

The Companies Law requires that an office holder promptly disclose no later than the first Board Meeting in which such transaction is discussed, to the board of directors any personal interest that he or she may have and all related material information known to him or her concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one's relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one's ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to his or her vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

If it is determined that an office holder has a personal interest in a non-extraordinary transaction, meaning any transaction that is in the ordinary course of business, on market terms or that is not likely to have a material impact on the company's profitability, assets or liabilities, approval by the board of directors is required for the transaction, unless the company's articles of association provide for a different method of approval. Any such transaction that is not for the benefit of the company may not be approved by the board of directors.

In addition to any approval required by the articles of association, approval first by the company's audit committee and subsequently by the board of directors, and, under specified circumstances, by a meeting of the shareholders, as well, is required for an extraordinary transaction (meaning, any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company's profitability, assets or liabilities) in which an office holder has a personal interest.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter however, with respect to an office holder, he/she may be present at the meeting discussions if the chairman determines that the presence of the office holder is necessary in order to present the matter. However, if a majority of the members of the audit committee or the board of directors has a personal interest in the approval of such a transaction then all of the directors may participate in the meeting with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.

Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest and certain arrangements regarding the terms of service or employment of a controlling shareholder.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see above under "—Compensation of directors and executive officers."

Shareholder duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

•	an amendment to the company's articles of association;

•	an increase of the company's authorized share capital;

•	a merger; or

•	interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power pursuant to the provisions of a company's articles of association, to determine the outcome of a shareholder vote and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract adjusted according to the circumstances, and taking into account the status within the company of such shareholder, will also apply in the event of a breach of the duty of fairness.

Exculpation, insurance and indemnification of office holders

We entered into an indemnification agreement with Menachem Shalom to indemnify Mr. Shalom to the fullest extent permitted under Israeli law. We are not contractually obligated to indemnify Mr. Shalom for, among others, (i) a breach of duty of loyalty, unless such breach was done in good faith and having reasonable cause to assume that such act would not prejudice the interests of the Company and (ii) a willful or reckless breach of his duty of care, unless such breach was done solely in negligence.

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

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financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company's activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

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reasonable litigation expenses, including attorneys' fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent and (2) in connection with a monetary sanction;

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reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

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expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 1968 (the "Israeli Securities Law").

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company's articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third-party;

•	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and

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expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the Chief Executive Officer, by shareholders).

Our articles of association allow us to indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. (Our office holders are currently covered by a directors and officers' liability insurance policy).

We have entered into agreements with (each of) our director(s) and executive officer(s) exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Management Services Agreement

We entered into a written management services agreement with our sole executive officer and director as of December 30, 2017 to provide us services full time. Mr. Shalom shall be entitled to receive a monthly management fee of NIS35,000 (USD10,606) plus VAT, which shall increase to NIS45,000 (USD13,636) plus VAT upon completion of the development of the system and the commencement of the sales stage. Upon completion of fundraising in the sum of NIS5,000,000 (USD1,515,152) or more, Mr. Shalom shall be entitled to payment of monthly fee of NIS60,000 (USD18,181) plus VAT. Mr. Shalom is also entitled to reimbursement for travel expenses as well as all his expenses related to the execution of the agreement. The Company has the right to terminate the agreement upon 6-months notice.

Committees of the Board

We currently do not have any committees under the board of directors.

Share Incentive Plan

We currently do not have any stock incentive plans.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the beneficial ownership of our ordinary shares by each executive officer and director, by each person known by us to beneficially own more than 5% of our ordinary shares and by the executive officers and directors as a group. As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our ordinary shares.

All of our shareholders, including the shareholders listed below, have the same voting rights attached to their ordinary shares. See “Description of share capital and articles of association”. None of our principal shareholders or our directors and executive officers have different or special voting rights with respect to their ordinary shares. Unless otherwise noted below, each shareholder’s address is 30 Golomb Street, Nes Ziona, Israel.

Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 2,000,000 ordinary shares issued and outstanding, and 4,000,000 ordinary shares outstanding after the close of this offering.

Title of class	Name of beneficial owner	Amount of beneficial ownership	Percent of class(2)	Percent of class after close of offering(3)
Current Executive Officers and Directors
Ordinary Shares	Menachem Shalom	1,002,000,000(1)	100%	99.80%

Total of All Current Officers and Directors (1 person):	Menachem Shalom	1,002,000,000(1)	100%	99.80%

(1)	Includes 2,000,000 ordinary shares and 10,000,000 preferred shares owned by Mr. Shalom. Each preferred share is convertible at any time by the holder thereof to 100 ordinary shares.
(2)	The percentage indicated below refers only to the ordinary shares and does not include the percentage of class of the preferred shares, which are 100% owned by Mr. Shalom.
(3)	Assumes the sale of new 2,000,000 ordinary shares in the offering.

Certain relationships and related party transactions

The following is a description of transactions during our preceding three fiscal years up to the date of this prospectus, to which we were a party or will be party, in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

As of December 31, 2020, we are indebted to Mr. Shalom in the aggregate amount of NIS 1,474,171 (approximately $446,718), consisting of NIS900,900 of management fees pursuant to the terms of the Management Services Agreement and NIS573,271 borrowed by the Company from Mr. Shalom pursuant to the terms of the Shareholders’ Loan Agreement. Those amounts do not include a management fee owed to Mr. Shalom in an amount of NIS 420,000, which have not been invoiced since May 2020 until April 2021.

Upon receipt of the 128,571 shares received from Galileo pursuant to the terms of our agreement, we transferred the shares to Mr. Shalom to reduce the outstanding balance owed by us to Mr. Shalom to reduce the amount of accrued NIS180,000 pursuant to the management agreement.

In addition, as indicated in our financial reports, we owe Tamarindi Ltd, an Israeli company owned by Menachem Shalom, NIS48,744. Billio Ltd, another Israeli company owned by Menachem Shalom, owes us NIS3,466.

See “Employment Agreement” for terms of Mr. Shalom’s management services agreement with the Company.

Our board of directors has not adopted a written related party transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions.

Description of share capital and articles of association

The following is a description of the material terms of our articles of association. The following description may not contain all of the information that is important to you, and we therefore refer you to our articles of association, a copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Share capital

Our authorized share capital consists of 990,000,000 ordinary shares, par value NIS 0.01 per share, and 10,000,000 shares of Preferred Shares, par value NIS 0.01 per share. Currently there are 2,000,000 ordinary shares and 10,000,000 shares of Preferred Shares issued and outstanding, all of which are owned by Menachem Shalom. Assuming all the shares will be sold in this offering, 4,000,000 ordinary shares will be issued and outstanding.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Our board of directors may determine the issue prices and terms for such shares or other securities and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine.

The following descriptions of share capital and provisions of our articles of association are summaries and are qualified by reference to our articles of association. A copy of our articles of association is filed with the SEC as an exhibit to our registration statement, of which this prospectus forms a part.

Registration number and purposes of the company

We are registered with the Israeli Registrar of Companies. Our registration number is 51-3933218. Our purpose as set forth in our articles of association is to engage in any lawful act or activity.

Voting rights

All ordinary shares will have identical voting and other rights in all respects.

The Preferred Shares do not have tt voting rights.

Transfer of shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the ordinary shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of directors

Under our articles of association, our board of directors shall have up to 11 directors. Pursuant to our articles of association, each of our directors will be appointed by a simple majority vote of holders of our ordinary shares, participating and voting at an annual general meeting of our shareholders, In addition, other than in certain circumstances our articles of association allow our board of directors only to appoint new directors to fill vacancies on the board of directors temporarily up to the maximum number of directors permitted under articles of association. Any director so appointed serves for a term of office equal to the remaining period of the term of office of the director whose office has been vacated (or in the case of any new director, for a term of office according to the class to which such director was assigned upon appointment).

Dividend and liquidation rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company's articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the ordinary shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our articles of association as special general meetings.  Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two or more of our directors or one-quarter or more of the serving members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our articles of association;

•	appointment, termination or the terms of service of our auditors;

•	appointment of external directors (if applicable);

•	approval of certain related party transactions;

•	increases or reductions of our authorized share capital;

•	a merger; and

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the exercise of our board of director's powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes, among other things, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties or the approval of a merger, notice must be provided at least 35 days prior to the meeting.

Voting rights

Quorum

Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 33.3% of the total outstanding voting rights, within half an hour of the time fixed for the commencement of the meeting. A meeting adjourned for lack of a quorum shall be adjourned to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the Board may determine in a notice to the Shareholders. If within half an hour from the time scheduled for the adjourned meeting a legal quorum is not present, then any two Shareholders entitled to vote, present in person or by proxy, shall constitute a legal quorum for such adjourned meeting and shall be entitled to resolve any matters on the agenda of the meeting. unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders present in person or by proxy and holding the number of shares required to call the meeting as described under "—Shareholder meetings."

Vote requirements

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our articles of association. Under the Companies Law, certain actions require a special majority, including: (i) the approval of an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder's relative (even if such terms are not extraordinary) and (iii) approval of certain compensation-related matters require the approval described above under "—Board of directors and officers—Compensation committee." Under our articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares (to the extent there are classes other than ordinary shares) may require a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting.

Access to corporate records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register, including with respect to material shareholders, our articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Companies Registrar or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document's disclosure may otherwise impair our interests.

Preferred Shares

On April 11, 2021, our shareholders approved the amendment to our amended and restated articles of association, as well as to our memorandum of association, for the addition to Hold Me Ltd.’s registered share capital of 10,000,000 Preferred Shares, par value NIS 0.01 per share (the “Preferred Shares”). Each Preferred Share is convertible at the option of the holder to 100 ordinary shares.

The rules and procedures for calling and conducting any meeting of the holders of Preferred Shares (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of our amended and restated articles of association (including the provisions set forth above), applicable law and, if applicable, the rules of any national securities exchange or other trading facility on which the Preferred Shares are listed or traded at the time.

Acquisitions under Israeli law

Full tender offer.    A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company's voting rights or the target company's issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company's shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than two percent (2%) of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition the court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the voting rights or the issued and outstanding share capital of the company (or the applicable class) from shareholders who accepted the tender offer.

Special tender offer.    The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds 25% or more of the voting rights in the company, or as a private placement whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) was from a shareholder holding 25% or more of the voting rights in the company and resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company's outstanding shares will be acquired by the offeror and (ii) the special tender offer is accepted by a majority of the votes of those offerees who gave notice of their position in respect of the offer; (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person's relatives and entities under their control).

In the event that a special tender offer is made, a company's board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it, at the time of the offer, or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger.    The Companies Law permits merger transactions if approved by each party's board of directors and, unless certain conditions described under the Companies Law are met, a majority of each party's shares voted on the proposed merger at a shareholders’ meeting called with at least 35 days’ prior notice. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company or a person or entity holding 25% or more of the voting rights at the general meeting or the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the shareholders meeting (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company's controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-takeover measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. We recently authorized the Company to issue 10,000,000 Preferred Shares, with each Preferred Share being convertible at the option of the holder to 100 ordinary shares. We issued 10,000,000 Preferred Shares to Mr. Shalom.

In the future, if we authorize additional shares of preferred stock, we will have the ability to create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and our amended articles of association as described above in "—Voting Rights."

Borrowing powers

Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer agent and registrar

We have not yet appointed a transfer agent and registrar for our ordinary shares.

Shares eligible for future sale

Future sales of substantial amounts of our ordinary shares in the public market could adversely affect market prices prevailing from time to time. Furthermore, because a significant number of our ordinary shares will not be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our ordinary shares in the public market after such restrictions lapse. This may adversely affect the prevailing market price of our ordinary shares and our ability to raise equity capital in the future.

Upon consummation of the sale of all the shares in this offering, we will have an aggregate of 4,000,000 ordinary shares outstanding. Our ordinary shares are available for sale in the public market, subject to the expiration or waiver of the lock-up agreements described below, and in certain cases subject to limitations imposed by U.S. securities laws on resale by our "affiliates" as that term is defined in Rule 144 under the Securities Act ("Rule 144").

All of the ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" as that term is defined under Rule 144. In addition, following the expiration or waiver of the lock-up agreements described below, all of our ordinary shares, including ordinary shares issuable pursuant to awards granted under certain of our share option plans will be freely tradable without restriction or further registration under the Securities Act unless held by "affiliates" as that term is defined under Rule 144.

Eligibility of restricted shares for sale in the public market

Any ordinary shares held by "affiliates" as that term is defined under Rule 144 will be "restricted securities" as that phrase is defined in Rule 144. Subject to certain contractual restrictions, holders of restricted shares will be entitled to sell those shares in the public market only if the sale is registered or pursuant to an exemption from registration, such as the safe harbor discussed below under "—Rule 144."

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our ordinary shares or the average weekly trading volume of our ordinary shares on the NYSE during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

TAXATION AND GOVERNMENT PROGRAMS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations and government programs

The following is a brief summary of the material Israeli tax laws applicable to us, and certain Israeli Government programs that benefit us. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of our ordinary shares purchased by investors in this offering. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax. The corporate tax rate for 2017 was 24%, and in 2018 and thereafter the corporate tax rate is 23% of their taxable income. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Preferred Enterprise, a Benefited Enterprise or a Technology Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to the prevailing corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for "Industrial Companies." We believe that we currently qualify as an Industrial Company within the meaning of the Industry Encouragement Law.

The Industry Encouragement Law defines an "Industrial Company" as an Israeli resident-company, of which 90% or more of its income in any tax year, other than income from certain government loans, is derived from an "Industrial Enterprise" owned by it and located in Israel or in the "Area", in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An "Industrial Enterprise" is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

•   amortization of the cost of purchased patent, rights to use a patent, and know-how, which are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•   under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies; and

•   expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•    The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•    The research and development must be for the promotion of the company; and

•    The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

From time to time we may apply to the Israel Innovation Authority for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719 1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets).

The Investment Law was significantly amended effective as of April 1, 2005 (the "2005 Amendment"), as of January 1, 2011 (the "2011 Amendment") and as of January 1, 2017 (the "2017 Amendment"). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.

Tax benefits subsequent to the 2005 amendment

The 2005 Amendment applies to new investment programs and investment programs commencing after 2004, but does not apply to investment programs approved prior to April 1, 2005. The 2005 Amendment provides that terms and benefits included in any certificate of approval that was granted before the 2005 Amendment became effective (April 1, 2005) will remain subject to the provisions of the Investment Law as in effect on the date of such approval. Pursuant to the 2005 Amendment, the Investment Center will continue to grant Approved Enterprise status to qualifying investments. The 2005 Amendment, however, limits the scope of enterprises that may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise, such as provisions generally requiring that at least 25% of the Approved Enterprise's income be derived from exports.

In order to receive the tax benefits, a company must make an investment which meets all of the conditions, including exceeding a minimum entitling investment amount, set forth in the Investment Law. Such investment allows a company to receive "Benefited Enterprise" status, and may be made over a period of no more than three years ending at the end of the year in which the company chose to have the tax benefits apply to its Benefited Enterprise, referred to as the "Year of Election."

The extent of the tax benefits available under the 2005 Amendment to qualifying income of a Benefited Enterprise depend on, among other things, the geographic location in Israel of the Benefited Enterprise. The location will also determine the period for which tax benefits are available. In the event that the Company is profitable for tax purposes, such tax benefits include an exemption from corporate tax on undistributed income for a period of between two to ten years, depending on the geographic location of the Benefited Enterprise in Israel, and a reduced corporate tax rate of between 10% to 25% for the remainder of the benefits period, depending on the level of foreign investment in the company in each year. A company qualifying for tax benefits under the 2005 Amendment which pays a dividend out of income derived by its Benefited Enterprise during the tax exemption period will be subject to corporate tax in respect of the gross amount of the dividend (to reflect the pre-tax income that it would have had to earn in order to distribute the dividend) which would have otherwise been applicable, or a lower rate in the case of a qualified foreign investment company which is at least 49% owned by non-Israeli residents. In addition dividends paid out of income attributed to a Benefited Enterprise are generally subject to withholding tax at source at the rate of 15% or such lower rate as may be provided under any applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate).

The benefits available to a Benefited Enterprise are subject to the fulfillment of conditions stipulated in the Investment Law and its regulations. If a company does not meet these conditions, it may be required to refund the amount of tax benefits, as adjusted by the Israeli consumer price index, and interest, or other monetary penalties.

The Company has not applied for "Benefited Enterprise" status.

Tax benefits under the 2011 amendment

The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a "Preferred Company" through its "Preferred Enterprise" (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a "Special Preferred Enterprise" (as such term is defined in the Investment Law) would be entitled, during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends distributed from income which is attributed to a "Preferred Enterprise" will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations–0%, (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals–20% (iii) non-Israeli residents (individuals and corporations)–20%, subject to a reduced tax rate under the provisions of any applicable double tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate).

The 2011 Amendment also provided transitional provisions to address companies already enjoying existing tax benefits under the Investment Law. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011, a Benefited Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

We currently do not intend to implement the 2011 Amendment.

New tax benefits under the 2017 amendment that became effective on January 1, 2017

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016, and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of "Technology Enterprises," as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a technology company satisfying certain conditions will qualify as a "Preferred Technology Enterprise" and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as "Preferred Technology Income", as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technology Enterprise located in development zone "A". In addition, a Preferred Technology Company will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain "Benefitted Intangible Assets" (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the National Authority for Technological Innovation ("NATI").

The 2017 Amendment further provides that a technology company satisfying certain conditions (group turnover of at least NIS 10 billion) will qualify as a "Special Preferred Technology Enterprise" and will thereby enjoy a reduced corporate tax rate of 6% on "Preferred Technology Income" regardless of the company's geographic location within Israel. In addition, a Special Preferred Technology Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain "Benefitted Intangible Assets" to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from NATI. A Special Preferred Technology Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise, paid out of Preferred Technology Income, are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4%.

We are examining the impact of the 2017 Amendment and the degree to which we will qualify as a Preferred Technology Enterprise, the amount of Preferred Technology Income that we may have and other benefits that we may receive from the 2017 Amendment.

Taxation of our shareholders

Capital gains taxes applicable to non-Israeli resident shareholders. A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax so long as the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the "United States Israel Tax Treaty"), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a "Treaty U.S. Resident") is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such Treaty U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., resident certificate or other documentation).

Taxation of non-Israeli shareholders on receipt of dividends.    Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder's country of residence. With respect to a person who is a "substantial shareholder" at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. A "substantial shareholder" is generally a person who alone or together with such person's relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the "means of control" of the corporation. "Means of control" generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Such dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and 20% if the dividend is distributed from income attributed to an Approved Enterprise, a Benefited Enterprise or a Preferred Enterprise , unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a Treaty U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise or Benefited Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Benefited Enterprise or Preferred Enterprise are not entitled to such reduction under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the conditions related to holding 10% or more from the outstanding voting capital and our gross income for the previous year (as set forth in the previous sentence) are met. If the dividend is attributable partly to income derived from an Approved Enterprise, Benefited Enterprise or Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders' tax liability.

Surtax.    Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 647,640 for 2021, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax.    Israeli law presently does not impose estate or gift taxes.

United States federal income taxation

United States federal income taxation

The following is a description of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares. This description addresses only the U.S. federal income tax consequences to U.S. Holders (as defined below) that are initial purchasers of our ordinary shares pursuant to the offering and that will hold such ordinary shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and that have the U.S. dollar as their functional currency. This discussion is based upon the Code, applicable U.S. Treasury regulations, administrative pronouncements and judicial decisions, in each case as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect). No ruling will be requested from the Internal Revenue Service (the "IRS") regarding the tax consequences of the acquisition, ownership or disposition of the ordinary shares, and there can be no assurance that the IRS will agree with the discussion set out below. This summary does not address any U.S. tax consequences other than U.S. federal income tax consequences (e.g., the estate and gift tax or the Medicare tax on net investment income) and does not address any state, local or non-U.S. tax consequences.

This description does not address tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

•   banks, financial institutions or insurance companies;

•   real estate investment trusts or regulated investment companies;

•   dealers or brokers;

•   traders that elect to mark-to-market;

•   tax exempt entities or organizations;

•   "individual retirement accounts" and other tax deferred accounts;

•   certain former citizens or long-term residents of the United States;

•   persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

•   persons that acquired our ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation for the performance of services;

•   persons holding our ordinary shares as part of a "hedging," "integrated" or "conversion" transaction or as a position in a "straddle" for U.S. federal income tax purposes;

•   persons subject to special tax accounting as a result of any item of gross income with respect to the ordinary shares being taken into account in an applicable financial statement;

•   partnerships or other pass through entities and persons holding the ordinary shares through partnerships or other pass through entities; or

•   holders that own directly, indirectly or through attribution 10% or more of the total voting power or value of all of our outstanding shares.

For purposes of this description, a "U.S. Holder" is a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is:

•   an individual who is a citizen or resident of the United States;

•   a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•   an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•   a trust if such trust has validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of our ordinary shares in its particular circumstance.

You should consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares.

Distributions

Subject to the discussion under "—Passive Foreign Investment Company considerations" below, the gross amount of any distribution made to you with respect to our ordinary shares, before reduction for any Israeli taxes withheld therefrom, generally will be includible in your income as dividend income on the date on which the dividends are actually or constructively received, to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of your adjusted tax basis in our ordinary shares and thereafter as capital gain. However, we do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles and, therefore, you should expect that the entire amount of any distribution generally will be reported as dividend income to you. If you are a non-corporate U.S. Holder you may qualify for the lower rates of taxation with respect to dividends on ordinary shares applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that we are not a PFIC (as discussed below under "—Passive Foreign Investment Company considerations") with respect to you in our taxable year in which the dividend was paid or in the prior taxable year and certain other conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. However, such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders.

Dividends paid to you with respect to our ordinary shares generally will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. Subject to certain conditions and limitations, Israeli tax withheld on dividends may be credited against your U.S. federal income tax liability or, at your election, be deducted from your U.S. federal taxable income. Dividends that we distribute generally should constitute "passive category income" for purposes of the foreign tax credit. A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

Sale, exchange or other disposition of ordinary shares

Subject to the discussion under "Passive Foreign Investment Company considerations" below, you generally will recognize gain or loss on the sale, exchange or other disposition of our ordinary shares equal to the difference between the amount realized on such sale, exchange or other disposition and your adjusted tax basis in our ordinary shares, and such gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other disposition of ordinary shares is generally eligible for a preferential rate of taxation applicable to capital gains, if your holding period for such ordinary shares exceeds one year (i.e., such gain is long-term capital gain). The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any such gain or loss that a U.S. Holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Passive foreign investment company considerations

If a non-U.S. company is classified as a PFIC in any taxable year, a U.S. Holder of such passive foreign investment company ("PFIC")'s shares will be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that such U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

In general, a non-U.S. corporation will be classified as a PFIC for any taxable year if at least (i) 75% of its gross income is classified as "passive income" or (ii) 50% of its gross assets (generally determined on the basis of a quarterly average) produce or are held for the production of passive income (the "asset test"). Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions and the excess of gains over losses from the disposition of assets which produce passive income. For these purposes, cash and other assets readily convertible into cash are considered passive assets, and goodwill and other unbooked intangibles are generally taken into account. In making this determination, the non-U.S. corporation is treated as earning its proportionate share of any income and owning its proportionate share of any assets of any corporation in which it directly or indirectly holds 25% or more (by value) of the stock.

We will not be classified as a controlled foreign corporation (“CFC”) for our 2020 taxable year. In general, we will be classified as a CFC for a taxable year if more than 50% of the total combined voting power or the total value of our ordinary shares is owned by "United States shareholders" (generally, United States persons who are treated as owning (directly, indirectly, or constructively, using certain attribution rules) at least 10% of the total combined voting power or the total value of our ordinary shares). The PFIC asset test for a CFC is applied based on the adjusted tax bases of its assets as determined for the purposes of computing earnings and profits under U.S. federal income tax principles, unless it is a "publicly traded corporation" for the taxable year, in which case the PFIC asset test is based on the fair market value of its assets. The determination is generally made on the basis of a quarterly average. Recently proposed U.S. Treasury regulations provide relief from the application of the aforementioned attribution rules enacted in December 2017 for the purpose of determining a foreign corporation's PFIC status, and clarify the application of the asset test to CFCs in the year in which such CFC becomes publicly traded. Under the rules set forth in these proposed Treasury regulations, we believe that we would not be classified as a PFIC in respect of our 2020 taxable year. However, it is not clear to what extent we or our shareholders can rely on these proposed Treasury regulations. U.S. Holders should consult their own tax advisors regarding the application of these rules and the potential applicability of these proposed Treasury regulations.

Based on the current and anticipated composition of our income and assets, operations and the value of our assets (including the value of our goodwill, going-concern value or any other unbooked intangibles which may be determined based on the price of the ordinary shares), we do not expect to be treated as a PFIC for the current taxable year or in the foreseeable future. Because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for our current taxable year or future taxable years until after the close of the applicable taxable year. Moreover, we must determine our PFIC status annually based on tests that are factual in nature, and our status in the current year and future years will depend on our income, assets and activities in each of those years and, as a result, cannot be predicted with certainty as of the date hereof. Furthermore, fluctuations in the market price of our ordinary shares may cause our classification as a PFIC for the current or future taxable years to change because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, generally will be determined by reference to the market price of our shares from time to time (which may be volatile). Accordingly, if our market capitalization declines significantly, it may make our classification as a PFIC more likely for the current or future taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in any equity offering. The IRS or a court may disagree with our determinations, including the manner in which we determine the value of our assets and the percentage of our assets that are passive assets under the PFIC rules. Therefore there can be no assurance that we will not be a PFIC for the current taxable year or for any future taxable year.

Under the PFIC rules, if we were considered a PFIC at any time that you hold our ordinary shares, we would continue to be treated as a PFIC with respect to your investment in all succeeding years during which you own our ordinary shares (regardless of whether we continue to meet the tests described above) unless (i) we have ceased to be a PFIC and (ii) you have made a "deemed sale" election under the PFIC rules. If such election is made, you will be deemed to have sold your ordinary shares at their fair market value on the last day of the last taxable year in which we were a PFIC, and any gain from the deemed sale would be subject to the rules described in the following paragraph. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the ordinary shares with respect to which such election was made will not be treated as shares in a PFIC. You should consult your own tax advisor as to the possibility and consequences of making a deemed sale election.

If we are considered a PFIC at any time that you hold ordinary shares, unless (i) we have ceased to be a PFIC and you have previously made the deemed sale election described above or (ii) you make one of the elections described below, any gain recognized by you on a sale or other disposition of the ordinary shares, as well as the amount of any "excess distribution" (defined below) received by you, would be allocated ratably over your holding period for the ordinary shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For purposes of these rules, an excess distribution is the amount by which any distribution received by you on your ordinary shares in a taxable year exceeds 125% of the average of the annual distributions on the ordinary shares during the preceding three taxable years or your holding period, whichever is shorter. Distributions below the 125% threshold are treated as dividends taxable in the year of receipt and are not subject to prior highest tax rates or the interest charge.

If we are treated as a PFIC with respect to you for any taxable year, you will be deemed to own shares in any of our subsidiaries that are also PFICs, and you may be subject to the tax consequences described above with respect to the shares of such lower-tier PFIC you would be deemed to own.

Mark-to-market elections

If we are a PFIC for any taxable year during which you hold ordinary shares, then in lieu of being subject to the tax and interest charge rules discussed above, you may make an election to include gain on the ordinary shares as ordinary income under a mark-to-market method, provided that such ordinary shares are "marketable." The ordinary shares will be marketable if they are "regularly traded" on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations, such as the New York Stock Exchange (or on a foreign stock exchange that meets certain conditions). For these purposes, the ordinary shares will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. However, because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, you will generally continue to be subject to the PFIC rules discussed above with respect to your indirect interest in any investments we hold that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. As a result, it is possible that any mark-to-market election will be of limited benefit.

If you make an effective mark-to-market election, in each year that we are a PFIC, you will include in ordinary income the excess of the fair market value of your ordinary shares at the end of the year over your adjusted tax basis in the ordinary shares. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the ordinary shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make an effective mark-to-market election, in each year that we are a PFIC, any gain that you recognize upon the sale or other disposition of your ordinary shares will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election.

Your adjusted tax basis in the ordinary shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules discussed above. If you make an effective mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ordinary shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. You should consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Qualified electing fund elections

In certain circumstances, a U.S. equity holder in a PFIC may avoid the adverse tax and interest-charge regime described above by making a "qualified electing fund" election to include in income its share of the corporation's income on a current basis. However, you may make a qualified electing fund election with respect to the ordinary shares only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable U.S. Treasury regulations. We do not intend to provide the information necessary for you to make a qualified electing fund election if we are classified as a PFIC. Therefore, you should assume that you will not receive such information from us and would therefore be unable to make a qualified electing fund election with respect to any of our ordinary shares were we to be or become a PFIC.

Tax reporting

If you own ordinary shares during any year in which we are a PFIC and you recognize gain on a disposition of such ordinary shares or receive distributions with respect to such ordinary shares, you generally will be required to file an IRS Form 8621 with respect to us, generally with your federal income tax return for that year. If we are a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

You should consult your tax advisor regarding whether we are a PFIC as well as the potential U.S. federal income tax consequences of holding and disposing of our ordinary shares if we are or become classified as a PFIC, including the possibility of making a mark-to-market election in your particular circumstances.

Backup withholding tax and information reporting requirements

Dividend payments on and proceeds paid from the sale or other taxable disposition of the ordinary shares may be subject to information reporting to the IRS. In addition, a U.S. Holder may be subject to backup withholding on cash payments received in connection with dividend payments and proceeds from the sale or other taxable disposition of ordinary shares made within the United States or through certain U.S. related financial intermediaries.

Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number, provides other required certification and otherwise complies with the applicable requirements of the backup withholding rules or who is otherwise exempt from backup withholding (and, when required, demonstrates such exemption). Backup withholding is not an additional tax. Rather, any amount withheld under the backup withholding rules will be creditable or refundable against the U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign asset reporting

Certain U.S. Holders are required to report their holdings of certain foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts, by filing IRS Form 8938 with their federal income tax return. Our ordinary shares are expected to constitute foreign financial assets subject to these requirements unless the ordinary shares are held in an account at certain financial institutions. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares and the significant penalties for non-compliance.

The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of our ordinary shares. You should consult your tax advisor concerning the tax consequences of your particular situation.

Government legislation and regulation

Actions of our users

In many jurisdictions, including the United States and countries in Europe, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on defamation, breach of data protection and privacy rights and other torts, unfair competition, copyright and trademark infringement and other theories based on the nature and content of the materials searched, the ads posted, or the content uploaded by users. Any court ruling or other governmental action that imposes liability on providers of online services for the activities of their users and other third parties could harm our business. In addition, rising concern about the use of the Internet for illegal conduct, such as the unauthorized dissemination of national security information, money laundering or supporting terrorist activities may in the future produce legislation or other governmental action that could require changes to our products or services, restrict or impose additional costs upon the conduct of our business or cause users to abandon material aspects of our service.

Data protection

We hold certain personal data of our users, including their username, email address, IP address, device identifiers, address, telephone number, photo, transactional data, consumption habits (such as purchase history), profession and education, location, social media account log in details and username and additional information regarding the use of our Marketplace (such as published portfolio, Gig information, purchases, ratings and additional information the user decides to upload and share with us or other users of our marketplace), and may hold certain personal data of the visitors to our users' websites. In addition, we hold certain personal data of our employees and contractors. We operate in accordance with the terms of our privacy policies, which describe our practices concerning the collection, use, transmission and disclosure of personal data. As a "database owner" pursuant to the Privacy Law, we are subject to certain obligations and restrictions, such as the obligation to register databases containing personal data, the requirement to properly notify the data subjects regarding the nature of the collection and use of their personal data prior to their collection, the requirement to obtain valid informed consents from the data subjects prior to using their personal data, conditions with respect to transfer of personal data outside Israeli borders, conditions and restrictions regarding the use of any personal data for direct mailing, obligations to meet certain data subject rights (such as access, rectification and deletion rights) as well as data security obligations. In this respect, the new Israeli Privacy Protection Regulations (Data Security) 2017 ("Data Security Regulations"), which entered into effect in Israel in May 2018, impose obligations with respect to the manner personal data is processed, maintained, transferred, disclosed, accessed and secured. The Data Security Regulations may require us to adjust our data protection and data security practices, information security measures, certain organizational procedures, applicable positions (such as an information security manager) and other technical and organizational security measures. The Israeli Privacy Protection Authority may initiate administrative inspection proceedings, from time to time, without any suspicion of any particular breach of the Privacy Law, as the Authority has done in the past with respect to dozens of Israeli companies in various business sectors. In addition, to the extent that any administrative supervision procedure is initiated by the Israeli Privacy Protection Authority that reveals certain irregularities with respect to our compliance with the Privacy Law, in addition to our exposure to administrative fines, civil claims (including class actions) and in certain cases criminal liability, we may also need to take certain remedial actions to rectify such irregularities, which may increase our costs.

While it is generally the laws of the jurisdiction in which a business is located that apply, there is a risk that data protection regulators of other countries may seek jurisdiction over our activities in locations in which we process data or have users but do not have an operating entity. Where the local data protection and privacy laws of a jurisdiction apply, we may be required to register our operations in that jurisdiction or make changes to our business so that user data is only collected and processed in accordance with applicable local law. In addition, because our services are accessible worldwide, certain foreign jurisdictions may claim that we are required to comply with their privacy and data protection laws, including in jurisdictions where we have no local entity, employees, or infrastructure. In such cases, we may require additional legal review and resources to ensure compliance with any applicable privacy or data protections laws and regulations. In addition, in many jurisdictions there is new legislation that may affect our business and require additional legal review.

United States

A number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning data protection could affect us. For example, in June 2018, California passed the California Consumer Privacy Act ("CCPA"), which entered into effect on January 1, 2020 and provides new data privacy rights for consumers and new operational requirements for companies. Additionally, some other states have passed proactive, rather than reactive, information security legislation. These state laws require that certain minimum protections and security measures be taken to protect personal data. The costs of compliance with these laws may increase in the future as a result of changes in interpretation.

Europe

European legislators adopted the GDPR, repealing the 1995 European Data Protection Directive (Directive 95/46/EC). We are defined as a "Data Controller" with respect to the personal data of our users that we collect and are therefore subject to a number of key legal obligations under the GDPR. In addition to reflecting existing requirements that already existed under the old data protection regime, such as, among other things, requirements to provide users with a "fair processing notice" if we process their data, ensure that inaccurate data is corrected, only retain data for so long as is necessary and not transfer data outside the European Economic Area to jurisdictions which do not ensure an adequate level of protection of personal data without taking certain safeguards, the GDPR also implemented new, more stringent operational and procedural requirements for our use of personal data. These include expanded prior information requirements in light of the transparency principle to tell our users how we may use their personal data, increased controls on profiling users, increased rights for users to access, control and delete their personal data and mandatory data breach notification requirements. In addition, there are significantly increased administrative fines of the greater of €20 million and 4% of global turnover (as well as the right to compensation for financial or non-financial damages claimed by any individuals under Article 82 of the GDPR).

The European ePrivacy Directive (Directive 2002/58/EC as amended by Directive 2009/136/EC) obliges the EU member states to introduce certain national laws regulating privacy or data protection in the electronic communications sector. Pursuant to the requirements of the ePrivacy Directive, companies must, among other things, obtain consent to store information or access information already stored, on a user's terminal equipment (e.g., computer or mobile device). These requirements predominantly regulate the use by companies of cookies and similar technologies. Prior to providing such consent, users must receive clear and comprehensive information, both in accordance with the more stringent requirements under the GDPR. Certain exemptions to these requirements on which we rely are available for technical storage or access for the sole purpose of carrying out the transmission of a communication over an electronic communications network or as strictly necessary to provide a service explicitly requested by the user.

In recent years, U.S. and European lawmakers and regulators have expressed concern over the use of third-party cookies and similar technologies for online behavioral advertising, and laws in this area are also under reform. In the European Union, current national laws that implement the ePrivacy Directive will soon be replaced by an EU regulation known as the ePrivacy Regulation. In the European Union, informed consent is required for the placement of a cookie on a user's device and for direct electronic marketing, and the GDPR also imposes additional conditions in order to satisfy such consent, such as a prohibition on pre-checked consents and on bundled consents thereby requiring users to affirmatively consent for a given purpose through separate tick boxes. The draft ePrivacy Regulation retains these additional consent conditions and also imposes the strict opt-in marketing rules on direct marketing that is "presented" on a web page rather than sent by email, alters rules on third-party cookies and similar technology and significantly increases penalties for breach of the rules. Regulation of cookies and similar technologies may lead to broader restrictions on our marketing and personalization activities and may negatively impact our efforts to understand users' internet usage, as well as the effectiveness of our marketing and our business generally. Such regulations may have a negative effect on businesses, including ours, that collect and use online usage information for consumer acquisition and marketing, it may increase the cost of operating a business that collects or uses such information and undertakes online marketing, it may also increase regulatory scrutiny and increase potential civil liability under data protection or consumer protection laws. In response to marketplace concerns about the usage of third-party cookies and web beacons to track user behaviors, providers of major browsers have included features that allow users to limit the collection of certain data generally or from specified websites, and the ePrivacy Regulation draft also advocates the development of browsers that block cookies by default. These developments could impair our ability to collect user information, including personal data and usage information, that helps us provide more targeted advertising to our current and prospective consumers, which could adversely affect our business, given our use of cookies and similar technologies to target our marketing and personalize the consumer experience.

As the text of the ePrivacy Regulation is still under development and currently in draft form, and as further guidance is issued and interpretation of both the ePrivacy Regulation and the GDPR develop, it is difficult to assess the impact of the ePrivacy Regulation on our business or operations, but it may require us to modify our data practices and policies and we could incur substantial costs as a result.

EXPENSES RELATED TO THIS OFFERING

The estimated costs of this offering are as follows:

Selling Commissions	$0
Securities and Exchange Commission registration fee	$207.29
Edgar Fees (estimate)	2,000
Translation Fees	$3,000
Transfer Agent Fees	$2,500
Accounting fees and expenses	$16,200
Legal fees and expenses	$36,093
Total	$60,000.29

All amounts are estimates, other than the Commission's registration fee.

LEGAL MATTERS

Crone Law Group, P.C., our legal counsel in the United States, is our lead counsel with regard to this Registration Statement. The validity of the ordinary shares offered in this offering will be passed upon for us by Yigal Arnon & Co., our independent legal counsel in the State of Israel.

EXPERTS

The consolidated financial statements as of December 31, 2020 and 2019 included in this prospectus have been audited by BF Borgers CPA PC, an independent registered public accounting firm. BF Borgers has presented their report with respect to our audited financial statements. The report of BF Borgers is included in reliance upon their authority as experts in accounting and auditing. The offices of BF Borgers are located at Lakewood, Colorado.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our director and officer who resides outside the United States, may be difficult to obtain within the United States. Furthermore, because all of our assets and our director and officer is located outside the United States, any judgment obtained in the United States against us or our director and officer may not be collectible within the United States.

We have irrevocably appointed The Crone Law Group, P.C. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 500 Fifth Avenue, Suite 938, New York, NY 10110.

We have been informed by our legal counsel in Israel, Yigal Arnon & Co., that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•
the judgment was rendered by a court which was, according to the laws of the state of the court, and the rules of private international law currently prevailing in Israel competent to render the judgment;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

Part II – Information Not Required In Prospectus

Item 6.          Indemnification of Officers and Directors

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•
financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company's activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

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reasonable litigation expenses, including attorneys' fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent and (2) in connection with a monetary sanction;

•
reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 1968 (the "Israeli Securities Law").

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company's articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third-party;

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a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the Chief Executive Officer, by shareholders

Our articles of association allow us to indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder.

We have entered into an agreement with our director and executive officer exculpating him, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify him to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

There is no pending litigation or proceeding against any of our office holder as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by such office holder.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following ordinary shares in connection with the incorporation of the Company without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriter or underwriting discount or commission was involved in any of these issuances of shares.

In April 2021, the Company issued 1,999,700 ordinary shares for an aggregate purchase price of NIS 19,997 to Menachem Shalom. In addition, we issued 10,000,000 preferred shares for an aggregate purchase price of NIS 100,000 to Menachem Shalom.

Exhibits and Financial Statement Schedules

(a)	Exhibits The Exhibit Index is hereby incorporated herein by reference.

(b)
Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBITS INDEX

Exhibit Number	Description

3.1**	Articles of Association of the Registrant, as currently in effect

4.1*	Registrant’s Specimen Certificate for Ordinary Shares

5.1***	Opinion of Yigal Arnon & Co. regarding the validity of the ordinary shares being registered and certain State of Israel matters

10.1*	English translation of Agreement for Operation and Sale of Digital Wallets dated December 5, 2019 between Hold Me Ltd. and Galileo Tech Ltd.

10.2*	English translation of Addendum dated December 27, 2020 to Agreement for Operation and Sale of Digital Wallets dated December 5, 2019 between Hold Me Ltd. and Galileo Tech Ltd.

10.3*	English translation of Management Services Agreement dated December 30, 2017 between Hold Me Ltd. and Menachem Shalom

10.4*	Indemnification Agreement dated April 22, 2021

10.5**	English transaction of Shareholder’s Loan Agreement dated February 1, 2018 between Hold Me Ltd. and Menachem Shalom

23.1	Consent of BF Borgers CPA PC, an independent registered public accounting firm

23.2	Consent of Yigal Arnon & Co. (included in Exhibit 5.1)

24.1	Powers of attorney (included on signature page to the registration statement)

* Incorporated by reference to Registration Statement on Form F-1 filed April 23, 2021
** Incorporated by reference to Registration Statement to Amendment No. 1 to Form F-1 filed May 26, 2021
***Incorporated by reference to Registration Statement to Amendment No. 2 to Form F-1 filed June 21, 2021

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the State of Israel, on June 29, 2021.

HOLD ME LTD.

By:	/s/ Menachem Shalom
Menachem Shalom
Chief Executive Officer, Chief Financial Officer and Director
(Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Menachem Shalom
Menachem Shalom
Chief Executive Officer, Chief Financial Officer and Director
(Principal Executive Officer and Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Hold Me Ltd. has signed this registration statement or amendment thereto in New York, New York, on June 29, 2021.

The Crone Law Group P.C.

By:	/s/ Mark Crone
Name:	Mark Crone
Title:	Managing Partner